UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

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Esterline Technologies Corporation

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ESTERLINE TECHNOLOGIES CORPORATION

500 108th Avenue NE

Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held February 8, 2018

To the Shareholders of Esterline Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2018 annual meeting of shareholders for ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), will be held on Thursday, February 8, 2018, at 10:30 a.m. (local time), at the Seattle offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4900, Seattle, Washington, for the following purposes:

(1)	to elect as directors of the Company the two nominees named in the attached proxy statement;
(2)	to approve the proposal to amend the Restated Certificate of Incorporation to declassify the Board of Directors;
(3)	to approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended September 29, 2017;
(4)	to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2018; and
(5)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on December 20, 2017, as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.  Members of the Company’s management will not make any formal presentations as part of the annual meeting, but will be available to address questions from shareholders, as appropriate.

The Company’s Annual Report for fiscal year 2017 is provided for your convenience.

By order of the Board of Directors

/s/ Amy L. Watson
AMY L. WATSON
Associate General Counsel and Corporate Secretary

December 27, 2017

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held February 8, 2018

This proxy statement, which is first being provided to shareholders on or about December 27, 2017, has been prepared in connection with the solicitation by the Board of Directors of Esterline Technologies Corporation (the “Company”) of proxies in the accompanying form to be voted at the 2018 annual meeting of shareholders of the Company to be held on Thursday, February 8, 2018, at 10:30 a.m. (local time), at the Seattle offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4900, Seattle, Washington 98101, and at any adjournment or postponement thereof.  The Company’s principal executive office is at 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004.

Shareholders are being asked to vote on four proposals at the 2018 annual meeting:

(1)

to elect as directors of the Company two nominees: Delores M. Etter and Mary L. Howell to the class of directors whose term will expire at the 2019 annual meeting of shareholders (or, if the proposal to declassify the Board of Directors is not approved, to serve for a three-year term that will expire at the 2021 annual meeting);

(2)	to approve the proposal to amend the Restated Certificate of Incorporation to declassify the Board of Directors;
(3)	to approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended September 29, 2017; and
(4)	to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2018.

In addition, you may be asked to consider any other business properly presented at the 2018 annual meeting and any adjournment or postponement of the annual meeting.  Members of the Company’s management will not make any formal presentations as part of the 2018 annual meeting, but will be available to address questions from shareholders, as appropriate.

The cost of this solicitation will be borne by the Company.  In addition to solicitation by mail, officers and employees of the Company may, without additional compensation, solicit the return of proxies by telephone, messenger, facsimile transmission or personal interview.  Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse such persons for their expenses in so doing.  The Company has retained MacKenzie Partners, Inc. to provide proxy solicitation services for a fee of $12,500, plus reimbursement of its out-of-pocket expenses.

Registered shareholders can vote in person, by Internet, by telephone or by mail, as described below.  If you are a beneficial shareholder, please refer to the information forwarded by your broker, bank or other holder of record to see what options are available to you.  Registered shareholders may cast their vote by:

(1)	Attending and voting in person at the annual meeting;
(2)

Accessing the Internet website specified in the Notice of Internet Availability and following the instructions provided on the website (or if printed copies of the proxy materials were requested, as specified in the printed proxy card);

(3)

Calling the telephone number specified in the Notice of Internet Availability and voting by following the instructions provided on the phone line (or if copies of the proxy materials were requested, as specified in the printed proxy card); or

(4)	Requesting a printed proxy card and completing, signing, dating and promptly mailing the proxy card in the envelope provided.

Any proxy given pursuant to the solicitation may be revoked at any time prior to being voted.  A proxy may be revoked by the record holder or other person entitled to vote (a) by attending the meeting in person and voting the shares, (b) by executing another proxy dated as of a later date, or (c) by notifying the Secretary of the Company in writing, at the Company’s address set forth on the notice of the meeting, provided that such notice is received by the Secretary prior to the meeting date.  All shares represented by valid proxies will be voted at the meeting.  Proxies will be voted in accordance with the specification made therein or, in the absence of specification, in accordance with the provisions of the proxy.

The Board of Directors has fixed the close of business on December 20, 2017, as the record date for determining the holders of common stock of the Company (the “Common Stock”) entitled to notice of and to vote at the annual meeting.  The

Common Stock is listed for trading on the New York Stock Exchange.  At the close of business on the record date there were outstanding and entitled to vote 29,721,739 of Common Stock, which are entitled to one vote per share on all matters which properly come before the annual meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the meeting.  The inspector of elections, who determines whether or not a quorum is present at the annual meeting, will count abstentions and broker non-votes, which are discussed further below, as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum.  There must be a quorum for the meeting to be held.  The Company has appointed Computershare as the inspector of elections for the annual meeting.  Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections appointed for the annual meeting.

For Proposal One (regarding the election of directors), each nominee must receive an affirmative vote of a majority of votes cast, either in person or represented by proxy at the meeting, to be elected to the Board of Directors.  Shareholders are not entitled to cumulate votes in electing directors.  For Proposal Two (regarding the approval of the amendments to the Restated Certificate of Incorporation to declassify the Board of Directors), the affirmative vote of the holders of at least 80% of the outstanding shares of the Company entitled to vote on the proposal will be required for approval of the proposal.  For Proposal Three (regarding the advisory vote on the executive compensation of the Company’s named executive officers) and Proposal Four (regarding the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2018), the affirmative vote of a majority of the votes cast will be required for approval of the proposals.  The votes on Proposal Three (regarding executive compensation) and Proposal Four (regarding the ratification of our independent auditors) are advisory in nature and are nonbinding.

Abstentions and broker non-votes will not be considered votes cast with respect to Proposals One, Three and Four, and as a result, they will have no effect on the vote relating to those proposals.  With respect to Proposal Two, under Delaware law, abstentions and broker non-votes will not be considered as votes cast, and as a result, they will have the same effect as voting “no” on Proposal Two.  Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter.  Brokers may not exercise discretion to vote shares as to non-routine matters, which at the 2018 annual meeting include the election of directors, the approval the amendments to the Restated Certificate of Incorporation to declassify the Board of Directors and the advisory vote on executive compensation.  Brokers may exercise discretion to vote shares as to which instructions are not given with respect to routine matters, which at the 2018 annual meeting includes the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide for a board of directors that consists of not less than seven (7) or more than twelve (12) members, as may be fixed from time to time by the Board of Directors.  The Company’s Restated Certificate of Incorporation provides that the directors will be divided into three classes, with the classes serving for staggered, three-year terms such that approximately one-third of the directors are elected each year. The Company is proposing amendments to its Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors. See “Proposal Two: Amendments to the Restated Certificate of Incorporation to Declassify the Board of Directors.” If the proposal to declassify the Board is approved, the term of office of each director elected at the 2018 annual meeting will expire at the 2019 annual meeting of stockholders; however, if the proposal to declassify the Board is not approved, the term of office of each director elected at the 2018 annual meeting will expire at the 2021 annual meeting, and in either case, until a successor is duly elected and qualified.  The remaining directors who are not standing for election at the 2018 annual meeting will continue to serve for the remainder of the terms for which they were elected, which will expire at the 2019 or 2020 annual meetings of stockholders, as applicable, and until their successors are duly elected and qualified.

On December 21, 2017, Mr. Gary E. Pruitt notified the Board of his intention to retire from the Board of Directors and the Company’s Compensation and Nominating & Corporate Governance Committees effective as of the expiration of his current term at the conclusion of the 2018 annual meeting, and therefore will not stand for re-election at the 2018 annual meeting. Accordingly, the Board of Directors plans to accept Mr. Pruitt’s resignation and reduce the number of authorized members of the Board of Directors to nine effective immediately following the 2018 annual meeting.

Majority Voting in Director Elections and Irrevocable Resignations

Pursuant to the Company’s Amended and Restated Bylaws, a director nominee is elected to the Board if the votes cast for the nominee exceed the votes cast against the nominee.  Abstentions will have no effect on the election of directors since only votes “For” or “Against” a nominee will be counted.

Under the Company’s Corporate Governance Guidelines, the Board will nominate only those persons who tender, in advance, irrevocable resignations, which are effective upon a director’s failure to receive the required vote at any annual meeting at which they are nominated for re-election and Board acceptance of the resignation.  The Board will act on the resignation, taking into account the recommendation of the Nominating & Corporate Governance Committee, and publicly disclose its decision within 90 days from the date of the certification of the election results.  Any director who tenders such a resignation in accordance with the Corporate Governance Guidelines will not participate in the Nominating & Corporate Governance Committee recommendation or Board decision on the resignation.

As previously disclosed, we entered into an agreement with First Pacific Advisors, LLC and certain of its affiliates named in the agreement (collectively, “FPA”) dated October 18, 2016, (the “FPA Agreement”).  Pursuant to the FPA Agreement, the Board appointed Mr. Nils E. Larsen as a new independent director effective October 18, 2016, and nominated Mr. Larsen for election at the 2017 annual meeting of stockholders where he was elected to the class of directors with terms expiring in 2020.  As the new independent director under the FPA Agreement, Mr. Larsen tendered an irrevocable resignation letter pursuant to which he will immediately resign from the Board and all applicable committees thereof if, at any time during the Standstill Period (as defined below), FPA fails to beneficially own at least 10% of the Company’s Common Stock.  The Standstill Period is the period from October 18, 2016, until the earlier of (i) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the 2020 annual meeting of stockholders pursuant to the Bylaws and (ii) the date that is 100 days prior to the first anniversary of the 2019 annual meeting of stockholders.  See the “Certain Relationships and Related Transactions – The FPA Agreement” section of this proxy statement beginning on page 41 for further detail on the FPA Agreement.

If the Board does not accept the resignation of a director in any of the circumstances described above, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal.  If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board as provided for and in accordance with the Bylaws.

The Board of Directors recommends a vote FOR its director nominees named below.

Information as to each nominee and each director whose term will continue after the 2018 annual meeting is provided below.  Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies FOR the election of the nominees named below.  The Board of Directors knows of no reason why any of its nominees will be unable or unwilling to serve.  If any nominee becomes unavailable to serve, the Board of Directors intends for the persons named as proxies to vote for the election of such other persons, if any, as the Board of Directors may recommend.

Nominees to the class of directors whose term will expire at the 2019 annual meeting (or the 2021 annual meeting, if the proposal to declassify the Board is not approved):

Delores M. Etter

Professor, Department of Electrical Engineering

Former Distinguished Fellow, Darwin Deason Institute for Cyber Security

Southern Methodist University, Dallas, TX.  Age 70.

Dr. Etter was a member of the Department of Electrical Engineering at Southern Methodist University from June 2008 to December 2016.  She held the Texas Instruments Distinguished Chair in Engineering Education and was a Distinguished Fellow in the Darwin Deason Institute for Cyber Security.  Dr. Etter is a member of the National Academy of Engineering, a former member of the National Science Board, and a Fellow of the Institute of Electrical and Electronic Engineers.  She is also a director of Stantec Inc.  She has been a director of the Company since 2010.

Dr. Etter has had multiple, substantive experiences within the U.S. Department of Defense, including serving as the Assistant Secretary of the Navy for Research, Development, and Acquisition, and as the Deputy Under Secretary of Defense for Science and Technology, as well as serving on the faculty at public and private academic institutions.  These experiences, coupled with her deep technical knowledge in the areas of sensors and software and her familiarity with the Joint Strike Fighter and other military aircraft, enable Dr. Etter to provide insight and guidance to management and the Board.

Mary L. Howell

Executive Vice President (Retired), Textron, Inc.  Age 65.

Prior to January 2010, Ms. Howell was the Executive Vice President of Textron, Inc. (a multi-industry company serving aircraft, automotive, defense, industrial, and finance businesses), having held such position since August 1995.  Ms. Howell is also a board member of the Atlantic Council of the United States and Vectrus, Inc.  She has been a director of the Company since 2011.

Ms. Howell has extensive experience in the commercial and military markets that strengthen the Board’s oversight of the Company’s strategic plans.  Her deep expertise in global operations, marketing, sales, business development and merger and acquisition transactions as well as her service on the boards of the National Association of Manufacturers and the Aerospace Industries Association enhance the Board’s oversight of strategic matters and enterprise risk.  Further, her former experience as a board member of FM Global has given her insight to sophisticated risk management practices that contributes to the Board’s oversight of the Company’s complex global operations.

Continuing directors:

Michael J. Cave

Senior Vice President (Retired), The Boeing Company.

President (Retired), Boeing Capital Corporation.  Age 57.

Mr. Cave served as a Senior Vice President of The Boeing Company (a leading aerospace company and manufacturer of commercial jetliners and military aircraft), from January 2010 to May 2014.  During this same time period, he also served as President of Boeing Capital Corporation (a wholly owned Boeing subsidiary that is primarily responsible for arranging, structuring and providing financing for Boeing’s commercial airplane and space and defense products).  He is the non-executive chairman of the board of Harley Davidson and also serves as a director of AirCastle Ltd. and Ball Corporation.  He has been a director of the Company since November 2015, and his current term expires in 2020.

Mr. Cave’s skills, expertise and experience in financial services, strategic planning, operations management and business development he gained through senior leadership roles at The Boeing Company make him a valuable member of the Board.  His insights into the various products under development and entering production at aerospace original equipment manufacturers and the many high-level customer relationships that he developed in his time at Boeing are particularly helpful in guiding the Company on strategic matters.  In addition, Mr. Cave provides the benefits of service on the boards of other publicly traded companies and has significant experience with mergers and acquisitions, including integration of newly acquired businesses, which enhances the Board’s strategic transaction oversight resources.

Michael J. Covey

Chairman and Chief Executive Officer, Potlatch Corporation.  Age 60.

Mr. Covey has been Chairman and Chief Executive Office of Potlatch Corporation (a leading manufacturer of forest products) since 2013.  Prior to that time, he was the Chairman, President and Chief Executive Officer of Potlatch Corporation, having held such positions from 2007 through 2013.  He has been a director of the Company since May 2017, and his current term expires in 2020.

Mr. Covey’s long and ongoing experience as an acting Chief Executive Officer brings a valuable executive-level perspective to the Board.  He contributes helpful insights into all aspects of running a manufacturing business, enhancing in particular the Board’s oversight of operations and financial management.  Through his extensive background in senior-level management, Mr. Covey also possesses experience with strategy development and execution as well as capital deployment, which benefit and strengthen the Board’s oversight in these areas.  Mr. Covey’s long experience as Chief Executive Officer and Chairman roles have enabled him to develop a strong sense of the importance of optimizing business operations to grow shareholder value, which helps the Board with its oversight of the Company’s strategic direction and implementation of key business plans.

Anthony P. Franceschini

President and Chief Executive Officer (Retired), Stantec Inc.  Age 66.

Prior to May 2009, Mr. Franceschini was the President and Chief Executive Officer of Stantec Inc. (an engineering, architecture and related professional services design firm), having held such positions since June 1998.  He has served and continues to serve as a director of Stantec Inc. since March 1994.  He is chairman of the board for ZCL Composites Inc. and is a director of Aecon Group Inc. and is on the advisory boards of two other private companies.  He has been a director of the Company since 2002, and his current term expires in 2020.

Mr. Franceschini has substantive experience in the area of mergers and acquisitions, having guided Stantec Inc. through a period of significant growth facilitated through many successful acquisitions, which enhances the Board’s oversight of strategic transactions and other growth plans.  His understanding of the acquisition process and post-acquisition integration is beneficial to the Board and management as acquisitions and effective integration of acquisitions remain key focus areas for the Company.  Additionally, as a Canadian citizen, Mr. Franceschini’s familiarity with Canadian business and banking practices adds meaningful oversight of Esterline’s investments in Canada.

Paul V. Haack

Senior Partner (Retired), Deloitte & Touche LLP.  Age 67.

Prior to 2006, Mr. Haack was a Senior Partner with Deloitte & Touche LLP (an international public accounting firm).  He is currently a trustee of the University of Montana Foundation.  He has been a director of the Company since 2006, and his current term expires in 2019.

During his tenure at Deloitte, Mr. Haack was a leader of its Aerospace and Defense Practice, which provided him with knowledge and experience relevant to the Company’s industry.  Mr. Haack also gained extensive experience in complex mergers and acquisitions and capital structure issues from his career at Deloitte, and from his tenure as director and Audit Committee Chair at SonoSite, including during Sonosite’s successful sale to FujiFilm for which he served on the Transaction Committee.  As a practicing CPA for 33 years, he has extensive expertise in finance, accounting and regulatory matters related to financial reporting, and has experience with the complexities of doing business overseas.  The broad skillset he brings to the Board enhances the Board’s oversight of financial reporting, enterprise risks, as well as the Company’s strategy in the markets in which the Company operates and positions him well to serve as the Company’s lead independent director.

Scott E. Kuechle

Executive Vice President and Chief Financial Officer (Retired), Goodrich Corporation.  Age 58.

Prior to July 2012, Mr. Kuechle was the Executive Vice President and Chief Financial Officer of Goodrich Corporation (an aerospace and defense company) since August 2005.  He is also a director of Kaman Corporation and Wesco Aircraft Holdings, Inc.  He has been a director of the Company since 2012, and his current term expires in 2019.

Mr. Kuechle’s extensive experience within the aerospace and defense industry during his 29-year tenure at Goodrich and ongoing board experience at two other aerospace public companies provide relevant and valuable insights to the Board’s oversight of the Company’s strategic plans and initiatives.  This industry experience, coupled with his deep expertise in corporate finance, mergers and acquisitions, and financial controls and analysis, provide the Board with a powerful skillset to draw upon as the Company continues to execute its strategic plan with a focus on organic growth, good-fit mergers and acquisitions, and operational excellence.  In addition, Mr. Kuechle’s experience in complex corporate finance matters, including capital allocation, strengthen the Audit Committee’s oversight of audit, financial reporting and financial risk matters.

Nils E. Larsen

President, SZR Consulting, LLC

Senior Operating Advisor, The Carlyle Group.  Age 47.

Mr. Larsen is the President and founder of SZR Consulting, LLC (a business consulting firm) and is an Operating Advisor with The Carlyle Group.  Mr. Larsen has held these positions since September 2013.  In addition, Mr. Larsen is an Advisor to Equity Group Investments, LLC, a private investment firm.  Mr. Larsen has been an Advisor to Equity Group Investments, LLC since January 2017 and, prior to that, held a variety of roles with Equity Group Investments, LLC including Managing Director from 2001 to 2016.

Prior to his roles at SZR Consulting, LLC and The Carlyle Group, Mr. Larsen held several senior management roles at Tribune Company.  These roles included serving as President and Chief Executive Officer of Tribune Broadcasting Company from May 2011 to March 2013, Co-President of Tribune Company from October 2010 to May 2011, and Executive Vice President from December 2008 to March 2013.  Mr. Larsen is Chairman of Liberty Tire Recycling, LLC, a director of Vantage Drilling International and three other private companies.  Mr. Larsen has been a director of the Company since 2016, and his current term expires in 2020.

Mr. Larsen has extensive experience in financial analysis across numerous industries and has overseen the management and governance of companies in many of them.  This experience brings relevant and valuable insight to the Board’s oversight of the Company’s capital structure, financial performance and financial risk.  Mr. Larsen’s management and oversight experience includes extensive strategic planning, budgeting and operational planning which will enhance the Board’s oversight of the Company’s strategic plan and budgeting process.  Mr. Larsen also brings deep experience in sourcing, analyzing, structuring and negotiating business acquisitions and divestitures to the Board’s oversight of the Company’s merger and acquisition activities and the evaluation of the performance of those activities.

Curtis C. Reusser

Chairman, President and Chief Executive Officer, Esterline Technologies Corporation.  Age 57.

Mr. Reusser has been Chairman, President and Chief Executive Officer of the Company since March 2014 and served as President and Chief Executive Officer of the Company from October 2013 to March 2014.  Previously, he was President, Aircraft Systems of UTC Aerospace Systems for United Technologies Corporation (“UTC”) (a provider of a broad range of high-technology products and services to the global aerospace and building systems industries) from July 2012 to October 2013.  He has been a director of the Company since 2013, and his current term expires in 2019.

Mr. Reusser brings to the Board over 30 years of experience in the aerospace and defense industry, which significantly strengthens the Board’s oversight of the development and execution of the Company’s strategic plans and initiatives.  With his engineering background and substantive leadership experience at Goodrich Corporation and UTC, Mr. Reusser adds a “hands-on” dynamic to the Board.  Mr. Reusser has direct experience in growing and leading businesses that are complementary to Esterline’s, including sensors and systems, power systems and avionics and communication systems.  Mr. Reusser’s extensive and relevant industry experiences and experience in merger and acquisition transactions add significantly to the Board’s oversight of the Company’s global operations, operational excellence initiatives, strategic transactions and strategy deployment.

OTHER INFORMATION AS TO DIRECTORS

Director Compensation

The following table describes the compensation earned by persons who served as non-employee directors during fiscal 2017.  Employees of the Company serving on the Board or committees received no additional compensation for such service.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation	Total ($)

Michael J. Cave	$70,000	$110,000	$-	$180,000
Michael J. Covey (3)	27,500	110,000	-	137,500
Delores M. Etter	92,500	110,000	-	202,500
Anthony P. Franceschini	77,500	110,000	-	187,500
Paul V. Haack	100,000	110,000	-	210,000
Mary L. Howell	93,750	110,000	-	203,750
Scott E. Kuechle	95,000	110,000	-	205,000
James J. Morris (4)	45,000	-	-	45,000
Nils E. Larsen	49,375	110,000	-	159,375
Gary E. Pruitt	70,000	110,000	-	180,000

____________________

(1)	Amounts in this column represent retainers and chair fees.
(2)	Amounts in this column represent the aggregate grant date fair value of awards granted during fiscal 2017, computed in accordance with Accounting Standards Codification Topic 718 (ASC 718).
(3)	Mr. Covey joined the Board in May 2017.
(4)	Mr. Morris retired from the Board in February 2017.

For fiscal 2017, the Company paid the following cash fees to non-employee directors:

Non-Employee Director Annual Retainer	$55,000
Lead Independent Director Additional Annual Retainer	25,000
Audit Committee Member Annual Retainer	12,500
Audit Committee Chair Additional Annual Retainer	12,500
Compensation Committee Member Annual Retainer	7,500
Compensation Committee Chair Additional Annual Retainer	7,500
Regulatory Compliance Subcommittee Member Annual Retainer	7,500
Regulatory Compliance Subcommittee Chair Additional Annual Retainer	7,500
Nominating & Corporate Governance Committee Member Annual Retainer	7,500
Nominating & Corporate Governance Committee Chair Additional Annual Retainer	7,500
Enterprise Risk Committee Member Annual Retainer	7,500
Enterprise Risk Committee Chair Additional Annual Retainer	7,500

The Compensation Committee reviews director remuneration periodically, and seeks information and advice from its compensation consultant, Semler Brossy, to assist the Committee’s consideration.  Pursuant to such a review, the Committee confirmed it was generally satisfied with the level and structure of director fees and made no changes for fiscal 2017.

All annual retainers are paid quarterly in arrears.  The Company also reimburses non-employee directors for reasonable expenses incurred in attending Board and committee meetings.

In addition, the Company makes an annual issuance of fully-paid Common Stock to each non-employee director serving on the Board the day after each annual meeting of shareholders.  In fiscal 2017, each non-employee director who continued service on the Board after the annual meeting date was issued $110,000 of fully-paid Common Stock.  The number of shares of Common Stock issued is determined based on the closing price of our Common Stock on the date of the annual meeting, as reported in the Wall Street Journal the following day.  During fiscal 2017, shares to non-employee directors were issued under the Company’s 2013 Equity Incentive Plan.  Board policy requires non-employee directors to acquire and hold shares of the Company’s Common Stock that are equal to or greater in value than five times the amount of the annual cash retainer for Board service, which is currently $55,000, as described above.  All non-employee directors, other than Messrs. Kuechle, Cave, Larsen and Covey, were required to achieve this stock ownership level by the end of the second fiscal quarter of 2017, and met the share ownership requirement by that deadline and as of the end of fiscal 2017.  Mr. Kuechle was required to achieve the required ownership level by the fifth anniversary of his election to the Board, or December 2017, and met the share ownership requirement as of that deadline.  Messrs. Cave, Larsen and Covey are to achieve the required ownership level by the fifth anniversary of their election to the Board, or November 2020, October 2021 and May 2022, respectively.

Board and Board Committees

There were ten meetings of the Board of Directors during fiscal 2017.  During fiscal 2017, each director attended at least 75% of the total number of meetings of the Board of Directors and Board committees of which he/she was a member.

The Board recognizes that there is no single best approach to the structure of Board leadership and therefore, our Corporate Governance Guidelines provide that there shall be a Chairman of the Board who may or may not be a member of management.  In the event the Chairman is a member of management, a Lead Independent Director shall be selected from among the non-management directors.  This gives the Board the flexibility to structure the Board’s leadership in the best interests of the Company.  Currently, Mr. Reusser serves as the Chairman of the Board, and due to Mr. Reusser’s current position with the Company, Ms. Howell currently serves as the Lead Independent Director. Ms. Howell was appointed as the Lead Independent Director in November 2017, replacing Mr. Haack who served as the Lead Independent Director during fiscal 2017 and until Ms. Howell’s appointment.

The Chairman of the Board, if a non-management director, presides over executive sessions of non-management directors, which are held on a regular basis, generally at each scheduled Board meeting.  Because the Chairman of the Board is an employee of the Company, the Lead Independent Director presides over the sessions.  Non-management directors who are considered independent under the New York Stock Exchange (“NYSE”) independence listing standards also meet in executive session at least once annually.  In addition, the Audit Committee has adopted the practice of reserving time at each meeting to meet without members of Company management present.  The Compensation Committee and the Nominating & Corporate Governance Committee also have adopted a similar practice of meeting periodically without members of Company management present.

Board’s Role in Risk Oversight.  The Company has traditionally identified and evaluated risk as part of its annual strategic planning process (carried out through its business units) and will continue to do so.  In addition, the Company developed and implemented an enterprise risk management (“ERM”) program which incorporates senior officer and business unit risk assessments, including those identified as part of the strategic planning process.  The Company’s ERM program is a systematic approach to risk assessment and mitigation, which is designed to measure, manage and aggregate risks on an enterprise-wide basis.  Under the Company’s ERM program, management identifies various risks facing the Company and assesses such risks by likelihood of occurrence and potential impact.  Management has the responsibility for developing an action plan to address, mitigate or monitor such risks.  Management updates the ERM program annually to reassess its risk profile and to identify new risks that might need to be incorporated into the assessment.

In fiscal 2017, the Board of Directors retained responsibility for overseeing risk assessment for the enterprise in light of the interrelated nature of the elements of risk.  However, the Board has delegated certain risk areas for inquiry and monitoring to Board committees.  As described below, the Board receives assistance from certain of its committees for the identification and monitoring of those risks that are related to the committees’ areas of focus as described in each committee charter.  The Board and its committees exercise their risk oversight function by carefully evaluating management reports and making inquiries of management regarding material risk exposures and the steps taken to control such exposure.

The Audit Committee reviews risks related to internal controls, disclosure, financial reporting, and legal and compliance activity.  Oversight of some compliance activities, including trade compliance risks and business ethics programs in particular, is led by the Enterprise Risk Committee, as further described below.  Among other processes, the Audit Committee meets regularly in separate executive sessions, without management, with the Company’s internal auditors and external accounting firm.  The Audit Committee also meets in executive session with the Chief Financial Officer, Chief Accounting Officer, and the General Counsel. The Audit Committee met in executive session, without management, with the Company’s independent registered public accounting firm, Ernst & Young LLP, as part of each of the four regular in-person meetings held in fiscal 2017.

In February 2016, the Board formed an Enterprise Risk Committee that is focused on supporting the Board’s oversight of enterprise risk management, including the ERM program described above, trade compliance programs and risks, corporate acquisition and divestiture transactions and key research and development (“R&D”) opportunities.   During fiscal 2017, the Enterprise Risk Committee also oversaw the activities of the Regulatory Compliance Subcommittee (the “Subcommittee”), which was formed in August 2013 to support and enhance oversight of the Company’s program development, risk management and related activities associated with export control compliance.  The Subcommittee was delegated the authority to oversee the Company’s export control compliance activities and program development resulting from its obligations under the Consent Agreement entered into in March 2014 (the “Consent Agreement”) with the U.S. Department of State’s Directorate of Defense Trade Controls Office of Defense Trade Controls Compliance to resolve alleged International Traffic in Arms Regulations civil violations.  The Consent Agreement was closed in September 2017.  As a result, the Subcommittee was disbanded in November 2017, and the Enterprise Risk Committee assumed lead oversight of the Company’s export control compliance program and activities.

The Compensation Committee reviews risks associated with the Company’s compensation programs to ensure that incentive compensation arrangements for employees do not encourage inappropriate risk taking, as described more fully under the Statement Regarding Compensation Practices section in this proxy statement on page 29.

Attendance at the Annual Meeting.  The Board of Directors currently does not have a policy with regard to director attendance at the Company’s annual shareholders meeting; however, it schedules the second fiscal quarter meeting of the Board of Directors on the same date as the annual shareholders meeting to facilitate director attendance at the annual meeting.  All of the Company’s directors then serving on the Board attended the annual shareholders meeting in 2017.

Board Independence.  The Board has reviewed the relationships between the Company and each director and has determined that a majority of the directors are independent for purposes of the NYSE corporate governance listing standards.  In accordance with these listing standards, the Board adopted its own set of specified criteria, identified in the Company’s Corporate Governance Guidelines which are posted on the Company’s website at www.esterline.com under the Corporate Governance tab, to assist it in determining whether any relationship between a director and the Company impairs independence.  Using the adopted criteria, the Board affirmatively determined that all of the directors, other than Mr. Reusser, are independent under the NYSE listing standards.  Mr. Reusser does not meet NYSE independence listing standards due to his current positions as Chairman, President and Chief Executive Officer of the Company.

Board Committees.  Set forth below is an overview of the membership and key responsibilities of each of the Company’s standing Board Committees.  The Nominating & Corporate Governance Committee periodically reviews Committee composition and Board leadership assignments and makes recommendations for changes to the full Board of Directors.  As part of this regular review process, several Committee and Board leadership assignments were changed in November 2017, which are described in the Board Committee summaries that follow.

The Audit Committee currently consists of directors Kuechle (Chair), Franceschini, Haack, and Larsen, each of whom is independent in accordance with applicable rules promulgated by the Securities and Exchange Commission (“SEC”) and NYSE listing standards.  Mr. James Morris served on the Audit Committee during fiscal 2017 until his retirement from the Board of Directors and its committees in February 2017 following the conclusion of the 2017 annual meeting, and he was then replaced by Mr. Larsen.  Ms. Howell served on the Audit Committee during fiscal 2017 and was replaced by Mr. Franceschini effective in November 2017.  The Audit Committee selects, retains and oversees the independent registered public accounting firm to audit the Company’s annual financial statements, approves the terms of the engagement of, and the selection of the lead partner from, the independent registered public accounting firm and reviews and approves the fees charged for audits and for any non-audit assignments.  The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab.  The Audit Committee’s responsibilities also include, among others, overseeing (1) the integrity of the Company’s financial statements, which includes reviewing the scope and results of the annual audit by the independent registered public accounting firm, any recommendations of the independent registered public accounting firm resulting therefrom and management’s response thereto and the accounting principles being applied by the Company in financial reporting, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) the performance of the Company’s internal auditors and the independent registered public accounting firm, and (5) such other related matters as may be assigned to it by the Board of Directors.  The Audit Committee met eight times during fiscal 2017.

The Board of Directors has determined that Messrs. Haack, Kuechle and Larsen and Ms. Howell each qualify as an “audit committee financial expert” as defined in Item 407 of Regulation S-K promulgated by the SEC and that each Audit Committee member has accounting and financial management literacy under NYSE listing standards.

The Compensation Committee currently consists of directors Cave (Chair), Covey, Etter, and Pruitt, each of whom is independent in accordance with applicable NYSE listing standards.  Mr. Franceschini served as Chair and Mr. Haack served as a member of the Compensation Committee during fiscal 2017 and until November 2017, at which time Mr. Cave was appointed as Chair and Mr. Covey was appointed as a member of the Compensation Committee. Mr. Pruitt has informed the Board that he intends to retire from the Board and its committees effective as of the expiration of his current term at the conclusion of the 2018 annual meeting, and therefore, will not stand for re-election at the 2018 annual meeting. The Compensation Committee develops, evaluates and recommends to the independent members of the Board for its approval corporate goals and objectives relevant to the compensation of the Chief Executive Officer; evaluates the Chief Executive Officer’s performance and that of other corporate officers in light of corporate goals and objectives; develops, evaluates and recommends the form and level of compensation for the CEO and other officers of the Company; recommends compensation for Board members; oversees the Company’s succession planning process; and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab.  The Compensation Committee also administers the Company’s equity and incentive compensation plans for officers and senior corporate management, which includes recommending amendments to such plans.  When appropriate, the Compensation Committee may form and delegate authority to subcommittees, or may delegate authority to one or more designated members of the Board or to corporate officers.  The Chief Executive Officer, the Executive Vice President and Chief Human Resources Officer, and the Executive Vice President & General Counsel are non-voting advisors to the Compensation Committee from whom the Compensation Committee solicits and considers recommendations as to compensation for the other executive officers as well as other matters related to the Company’s executive compensation program.

The Compensation Committee has the sole authority from the Board of Directors for the appointment, compensation, and oversight of the Company’s outside executive and director compensation consultant.  The Compensation Committee has engaged Semler Brossy, an independent executive compensation consultant, to: (1) review and develop compensation program recommendations for Company executives and directors; (2) provide and analyze benchmark compensation data for executive officers and directors from peer companies and from general compensation surveys; (3) advise the Committee on compensation levels for executive officers and directors; and (4) provide analysis and recommendations related to the design of executive incentive plans.  Semler Brossy has no other business relationships with Esterline.  The compensation consultant reports directly to the Committee, and the Committee may replace the firm or hire additional consultants at any time.  A representative of the compensation consultant attends meetings of the Committee, upon request, and communicates with the Committee chair between meetings.  The Compensation Committee met five times during fiscal 2017.

The Nominating & Corporate Governance Committee currently consists of directors Etter (Chair), Cave, Franceschini, and Pruitt, each of whom is independent in accordance with applicable NYSE listing standards.  Mr. Pruitt has informed the Board that he intends to retire from the Board and its committees effective as of the expiration of his current term at the conclusion of the 2018 annual meeting, and therefore, will not stand for re-election at the 2018 annual meeting. The Nominating & Corporate Governance Committee recommends director candidates to the entire Board, oversees the evaluation of the Board of Directors and Company management, develops and monitors corporate governance principles, practices and guidelines for the Board of Directors and the Company, and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab.  The Nominating & Corporate Governance Committee met eight times during fiscal 2017.

The Enterprise Risk Committee currently consists of directors Larsen (Chair), Covey, Haack, Howell and Kuechle.  Mr. Morris served on the Enterprise Risk Committee during fiscal 2017 until his retirement from the Board of Directors and its committees in February 2017 following the conclusion of the 2017 annual meeting, and he was then replaced by Mr. Larsen.  Ms. Howell served as Chair and Mr. Cave and Ms. Etter served as members and of the Enterprise Risk Committee during fiscal 2017 and until November 2017, at which time Mr. Larsen was appointed as Chair and Mr. Covey was appointed as a member of the Enterprise Risk Committee.  The Enterprise Risk Committee provides oversight of the Company’s enterprise risk management program and risks associated with export control, business ethics and cyber security, as well as of corporate transactions and research and development investment opportunities.  In fiscal 2017, oversight of the Company’s export control compliance program and activities resulting from the Company’s obligations under the Consent Agreement was delegated to the Regulatory Compliance Subcommittee of the Enterprise Risk Committee, as further described under “Board’s Role in Risk Oversight” on page 7.  During fiscal 2017, the Regulatory Compliance Subcommittee consisted of directors Howell (Chair), Etter, Kuechle and Morris (until his retirement in February 2017).  The Consent Agreement was closed in September 2017. As a result, the Subcommittee was disbanded in November 2017, and the Enterprise Risk Committee assumed lead oversight of the Company’s export control compliance program and activities.

Director Nominations and Qualifications

In accordance with the Company’s Amended and Restated Bylaws, any shareholder entitled to vote for the election of directors at the annual meeting may nominate persons for election as directors at the 2018 annual shareholders meeting only if the Corporate Secretary receives written notice of any such nominations not fewer than 120 days nor more than 150 days prior to the date of the annual meeting. It is anticipated that the 2019 annual meeting will be held on February 7, 2019, in which case the Corporate Secretary must receive written notice of any such nominations no earlier than September 10, 2018, and no later than October 10, 2018.  Such nominations should be sent to:  Esterline Technologies Corporation, Attn: Corporate Secretary, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004 and comply with the requirements set forth in our Bylaws.

The Chairman of the Board, other directors or senior management of the Company may also recommend director nominees.  The Nominating & Corporate Governance Committee will evaluate recommended director nominees, including those that are submitted to the Company by a shareholder, taking into consideration certain criteria such as business or community leadership experience, policy-making experience, record of accomplishments, personal integrity and high moral responsibility, capacity to evaluate strategy and reach sound conclusions and current Board composition.  In addition, prospective directors must have time available to devote to Board activities and be able to work well with the Chief Executive Officer and other members of the Board.  Although there is no formal diversity policy in place, the Company and the Nominating & Corporate Governance Committee value board members with varying viewpoints, backgrounds, and experiences.  They consider candidates’ diverse backgrounds as a favorable asset in identifying nominees for director.

The Company did not receive any shareholder nominations for directors to be considered by the Nominating & Corporate Governance Committee for the 2018 annual shareholders meeting.

Communications with the Board

Shareholders, and other interested parties, may contact Mr. Reusser, as the Chairman, Ms. Howell, as the Lead Independent Director, the non-management directors as a group, the Board of Directors as a group or an individual director by the following means:

Email:	boardofdirectors@esterline.com

Mail:	Board of Directors
Attn: Lead Independent Director or Corporate Secretary
Esterline Technologies Corporation
500 108th Avenue NE, Suite 1500
Bellevue, WA 98004

Each communication should clearly specify the name of the individual director or group of directors to whom the communication is addressed.  Communications sent by email are delivered directly to the Lead Independent Director and to the Corporate Secretary, who will promptly forward such communications to the specified director addressees.  Communications sent by mail will be promptly forwarded by the Corporate Secretary to the specified director addressee or, if such communication is addressed to the full Board of Directors, to the Chairman of the Board and the Lead Independent Director, who will promptly forward such communication to the full Board of Directors.  Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2019 annual shareholders meeting should follow the procedures specified under Shareholder Proposals for 2019 in this proxy statement.  Shareholders wishing to nominate or recommend directors should follow the procedures specified under the Other Information as to Directors—Director Nominations and Qualifications section above.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to its accounting and financial employees, including the Chief Executive Officer and Chief Financial Officer.  This code of ethics, which is included as part of the Company’s Code of Business Conduct and Ethics that applies to the Company’s employees and directors, is posted on the Company’s website at www.esterline.com under the Corporate Governance tab.  The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to or waiver from application of the code of ethics provisions of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, and any other applicable accounting and financial employee, by posting such information on its website at www.esterline.com under the Corporate Governance tab.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock as of December 4, 2017, by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s Named Executive Officers (“NEOs”) who are further defined in the Compensation Discussion and Analysis section of this proxy statement on page 12 and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class

First Pacific Advisors, LLC	3,372,571	(3)	11.3%
11601 Wilshire Boulevard, Suite 1200, Los Angeles, CA 98025
BlackRock, Inc.	3,242,243	(4)	10.9%
40 East 52nd Street, New York, NY 10022
Dimensional Fund Advisors LP	2,502,314	(5)	8.4%
Palisades West - Bldg. One, 6300 Bee Cave Road, Austin, TX 78746
The Vanguard Group, Inc.	2,291,742	(6)	7.7%
100 Vanguard Boulevard, Malver, PA 19355
Curtis C. Reusser	103,649	(7)	*
Robert D. George	102,360	(7)	*
Marcia J. Mason	61,171	(7)	*
Paul V. Haack	25,123		*
Anthony P. Franceschini	20,364		*
Albert S. Yost	19,245	(7)	*
Delores M. Etter	12,627		*
Roger A. Ross	11,235	(7)	*
Gary E. Pruitt	10,802		*
Mary L. Howell	10,492		*
Scott E. Kuechle	6,652		*
Michael J. Cave	3,321		*
Nils E. Larsen	2,690		*
Michael J. Covey	1,000		*
Directors, nominees and executive officers as a group (15 persons)	397,147	(7)	1.3%

______________________

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each of the shareholders named in this table is Esterline Technologies Corporation, 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004.
(2)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act.  In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of Common Stock subject to options currently exercisable or exercisable within 60 days after December 20, 2017, are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  As of December 20, 2017, there were 29,721,739 shares of Common Stock outstanding.  Unless otherwise indicated in the footnotes to this table, the person and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)

Based on a Schedule 13G filed on June 16, 2017, on behalf of First Pacific Advisors, LLC (“FPA”), FPA reported that it beneficially owned 3,383,941 shares.  However, according to an ownership questionnaire dated October 19, 2017, provided to the Company on behalf of FPA, as of that date FPA beneficially owns 3,372,571 shares.

(4)

The information on the number of shares held is based on a Schedule 13G filed on January 12, 2017, on behalf of BlackRock, Inc. (“BlackRock”).  Based upon such filing, BlackRock beneficially owns 3,242,243 shares.  BlackRock has sole voting power over 3,183,586 shares and sole dispositive power over 3,242,243 shares.

(5)

The information on the number of shares held is based upon a Schedule 13G filed on February 9, 2017, on behalf of Dimensional Fund Advisors LP (“Dimensional”).  Based upon such filing, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.  Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts.  These investment companies and investment vehicles are the “Funds.”  In its role as investment advisor or investment manager, Dimensional possessed sole voting and investment power over all of the shares.  The Funds own all of the shares, and Dimensional disclaims beneficial ownership of such shares.  Dimensional has sole voting power over 2,464,501 shares and sole dispositive power over 2,502,314 shares.

(6)

The information on the number of shares held is based upon Schedule 13G filed February 9, 2017, on behalf of The Vanguard Group (“Vanguard”).  Based upon filing, Vanguard beneficially owns 2,291,742 shares.

(7)

Includes shares subject to options granted under the Company’s 2004 Equity Incentive Plan and the Company’s 2013 Equity Incentive Plan which are exercisable currently or within 60 days of December 20, 2017, as follows: Mr. Reusser, 64,450; Mr. George, 87,400 shares; Ms. Mason, 54,600 shares; Mr. Ross, 8,925; Mr. Yost, 12,150 shares; and directors, nominees and executive officers as a group, 233,925 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following discussion describes and analyzes Esterline’s compensation program for its NEOs.  For fiscal 2017, our NEOs are:

•Curtis C. Reusser, Chairman, President & Chief Executive Officer (“CEO”);

•Robert D. George, Executive Vice President, Chief Financial Officer (“CFO”), & Corporate Development;

•Marcia J. Mason, Executive Vice President & General Counsel;

•Roger A. Ross, Executive Vice President and President, Sensors & Systems; and

•Albert S. Yost, Executive Vice President and President, Advanced Materials and Avionics & Controls.

Executive Summary

The key events related to Company performance and resulting executive compensation decisions in fiscal 2017 are outlined briefly below and described more fully in later sections of this CD&A.  We made progress on key strategic activities during fiscal 2017, and ended the year with similar sales of $2.00 billion and higher Generally Accepted Accounting Principles (“GAAP”) net earnings from continuing operations of $124.7 million, or $4.15 per diluted share, compared with $1.99 billion in sales and GAAP net earnings from continuing operations of $117.0 million, or $3.93 per diluted share, in fiscal 2016.  Our improved GAAP net earnings from continuing operations in fiscal 2017 compared with fiscal 2016 were driven by declining business integration activity and compliance expenses, partially offset by a significantly higher effective tax rate in fiscal 2017.  However, these results fell short from where we expected to end fiscal 2017, due in part to the higher-than-expected impacts in the fourth quarter of fiscal 2017 from challenging business conditions at one of our operating units. The key events impacting fiscal 2017 performance were as follows:

•

The Company’s financial performance through the first nine months of fiscal 2017 was generally in-line with its expectations and stronger than it was through the first nine months of fiscal 2016, with higher sales, GAAP earnings from continuing operations and adjusted net earnings from operations. However, in the fourth quarter of fiscal 2017, net earnings from continuing operations were significantly impacted by continued operational challenges and pricing changes in a key contract at one of our businesses. As a result, our full-year fiscal 2017 profitability fell short of our expectations.

•

The Company finalized the integration of the advanced displays business it acquired from Barco N.V. in fiscal 2015 and continued to make progress during the fiscal year on key initiatives to better position the Company for future growth.  These projects focused on consolidating certain facilities and creating greater cost-efficiency through shared services in sales, general administrative and support functions.

•

In September 2017, the U.S. Department of State’s Directorate of Defense Trade Controls Office of Defense Trade Controls Compliance (DTCC) closed the Consent Agreement we entered with the DTCC in March 2014 regarding then-pending compliance issues with the Arms Export Control Act (AECA) and the International Traffic in Arms Regulations (ITAR).  Release from the obligations under the Consent Agreement allows the Company to sustain, strengthen and improve the efficiency of its trade compliance efforts under the structure and program the Company established over the last three years.

The Company’s financial results are reflected in incentive payouts to our NEOs that were below target – under both the fiscal 2017 annual incentive program and the 2015-2017 performance cycle of the long-term performance share plan (“PSP”).  More information about the key drivers for the Company’s performance in fiscal 2017 is contained below under “Company Performance in Fiscal 2017” on page 20.

Key Compensation Decisions

•

Base salaries and target annual and long-term incentive (LTI) program award opportunities for NEOs either remained unchanged from fiscal 2016 amounts or increased moderately for fiscal 2017 to acknowledge strength of individual performance and to align them more closely with the competitive market.  Mr. Reusser’s base salary was not changed, but his annual incentive target opportunity was increased from 90% of base salary to 100% to help reposition his target pay opportunity relative to competitive references – moving from a low competitive baseline when Mr. Reusser joined Esterline to a level more aligned with the Company’s intended competitive positioning for executive roles in light of his ongoing performance in the CEO role. Specifically, when the Compensation Committee reviewed Mr. Reusser’s fiscal 2016 competitive positioning within the peer data, his target annual cash compensation was below the 25th percentile.  By increasing his target opportunity to 100% of annual base salary, the Committee aimed to position Mr. Reusser between the 25th and 50th percentile of peer data, which is the targeted competitive range.

•

Our fiscal 2017 annual incentive program was based on earnings from continuing operations before interest and taxes (“EBIT”), return on sales (“ROS”), and the achievement of performance objectives under our strategic plan established at the beginning of the year.  The EBIT target and ROS target for fiscal 2017 were $211.0 million and 10.2%, respectively.  Based on below-target achievement of each financial metric and the achievement level of the preestablished strategic objectives, each NEO earned a payout that was 80.8% of target.

•

The 2015-2017 performance cycle of the PSP was based on average return on invested capital (“ROIC”) and net earnings per diluted share (“EPS”), with threeyear targets of 9.8% and $7.30, respectively.  Actual ROIC and EPS performance, were below these targets.  As a result, no payouts were made to our NEOs for the 2015–2017 performance cycle under the PSP.

•

The Committee believes that the fiscal 2017 pay decisions were appropriate in light of the Company’s performance and that the overall pay program continues to align pay and performance over time.  It should be noted that our NEOs were paid an average amount equal to approximately 57% of target payout under our annual incentive plan over the last four years and received no payout under our long-term incentive plan in three of the last four years.

Changes to Compensation-Related Programs in 2017

The Committee made changes to certain elements of the Company’s executive compensation programs in fiscal 2017.  Generally, these changes strengthen the alignment of our executive pay programs with shareholder interests and work to ensure our Company’s practices are in keeping with today’s leading governance standards.  More specifically, these changes include:

•

For fiscal 2017, the long-term incentive target award mix of stock options, restricted stock unit (RSU) awards and PSP shares remained generally consistent with prior years with modest changes to the mix of equity awards granted to the CEO to achieve alignment with the other NEOs. The shift increased the weighting on PSP and RSU components for the CEO while decreasing the weighting on the stock option component.  Similarly, the equity mix for the remaining NEOs was shifted to reduce the PSP weighting and the RSU weighting, resulting in the following weightings for all NEOs:  35% PSP, 35% stock options and 30% RSUs.  This change was designed to align the CEO with our other NEOs and broader executive group, seeking greater balance across the three equity vehicles, while maintaining a strong performance orientation.  Please see the discussion below under “Long-Term Incentives” on page 25 for more details.

•

We expanded the types of awards with a retirement benefit and updated the definition of “retirement” to provide for a 2-pronged definition: (i) age 65 or older or (ii) age 60 or older with at least 10 years of continuous service, in each case where such termination is a bona fide end of the NEO’s career in the Company’s industries or markets.  This new retirement provision applies to all new stock options, RSUs and PSP awards beginning in fiscal 2017.  In addition, all outstanding stock options held by NEOs who were eligible to meet either prong of the new retirement definition were amended to include the new definition.  Previously, only stock options and RSUs had a retirement provision and it was based on “full retirement” which was defined as a voluntary termination when the award holder was age 65 or older and such termination was a bona fide end to the holder’s career in the Company’s industries or markets.   In making these changes, the Compensation Committee reviewed retirement market practices and considered the desire for more flexibility in supporting succession planning for NEOs.

•

For RSUs granted to NEOs beginning in fiscal 2017, the Committee determined to structure the awards in a manner intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”) by adding a minimum performance threshold that must generally be met in order for the “covered person” (as defined under Section 162(m) of the IRC) to earn any vested RSUs under the award.  The performance period will be a two-year measurement period, while the RSUs will retain a three-year cliff vesting schedule.

Objectives of our Executive Compensation Program

The Committee works to provide our executives with competitive compensation opportunities that reward strong performance and promote shareholder interests.  We base our executive compensation practices on principles designed to align executive compensation with Company business strategy, management initiatives, financial objectives and performance. In applying these principles, the Committee has established an executive compensation program to:

•	Attract and retain key executives critical to the success of the Company;
•	Ensure the long-term retention and continued development of strong operating leaders capable of managing a growing number of worldwide operations;
•	Reinforce a pay-for-performance environment that provides awards based on both the Company’s annual financial results and its longer-term achievements;
•	Reward executives for long-term strategic management and the enhancement of shareholder value;
•	Provide an appropriate mix of fixed and variable pay; and
•	Optimize organizational and individual performance, while controlling for potential risks through thoughtful program design and sound administration.

The Committee applies the same philosophy, objectives, and methods for establishing the CEO’s compensation as it does for all other executive officers.

Summary of Compensation Program Components

We believe the components of our compensation program are well-aligned to accomplish the objectives listed above.  The Committee reviews the executive compensation program annually and makes adjustments as appropriate to meet Company objectives.  For fiscal year 2017, our executive compensation program had the following principal components:

PRINCIPAL ELEMENTS OF COMPENSATION FOR FISCAL 2017
Base Salary		• Provides a competitive level of annual compensation to attract and retain executives with the skills and experience necessary to lead our Company.
Annual cash incentive opportunities

•  Focus and reward our NEOs on achievement of critical annual financial goals and key performance objectives to help the Company achieve its strategic plan priorities.  For fiscal 2017, performance was measured by EBIT and ROS, as well as achievement of the strategic performance objectives.

• Serve as a critical element of our overall pay-for-performance approach.
Long-term incentive	Performance Share Plan	• Focuses and rewards our NEOs on driving profitable growth over time, which is strongly correlated with share price appreciation and shareholder value.
opportunities	(35%)

•  Financial metrics include net income from continuing operations during the performance cycle (IRC Section 162(m) threshold), three-year compound annual growth in EPS and three-year average annual ROIC.

• All current performance cycles are settled in shares under the Company's PSP.
	Stock options (35%)	• Link pay for our NEOs directly to the shareholder experience, as potential compensatory value to the executive comes only with increases in the Company's share price.
Restricted stock units (30%)

•  Address our retention objectives directly, reinforce a strong ownership culture and achieve a minimum level of net income from continuing operations so that the awards qualify as performance-based compensation under IRC Rule 162(m).

• Further the alignment of executive interests with shareholders.
Retirement earnings opportunities		• Contribute to a competitive compensation package, thereby helping the Company to attract and retain talented executives. Principally, these programs are designed to:
• Help our NEOs and other employees save for their retirement; and
• Provide the opportunity to plan and defer taxation on income.
• The programs are as follows:

•  A 401K savings plan, supplemented with a nonqualified, unsecured, executive retirement and deferred compensation plan ("DC SERP") that permits deferrals in excess of certain compensation limits that apply to the underlying tax-qualified 401(k) plan.  The DC SERP also provides a corresponding Company match that applies to the underlying tax-qualified plan.  This design is commonly known as a "restoration" plan because it allows executives to contribute to and earn retirement savings levels that are equivalent to those available to the general workforce, measured as a percentage of compensation.

•  A traditional pension plan, supplemented with a nonqualified, unsecured, executive retirement pension plan ("Pension SERP") that permits executives to earn pension benefits on compensation that is in excess of certain compensation limits that apply to the tax-qualified pension program.  The Pension SERP design is also a "restoration" plan because it allows executives to earn and accrue pension benefits equivalent to those of the general workforce, measured as a percentage of compensation.

• Are further described in the "Benefits and Other Programs" section of this CD&A on page 27.

PRINCIPAL ELEMENTS OF COMPENSATION FOR FISCAL 2017
Limited perquisites

•  Are mainly comprised of conservative allowances for car expenses, airline club memberships and financial planning advisory services that (1) save time and maintain focus for our executives; (2) provide our executives value beyond their cost to the Company; and (3) are fairly common in the broader market and in keeping with reasonable, competitive practices.

Change in control severance agreements

•  Intended to minimize personal considerations and maintain focus on the Company in the event of rumored or actual change in corporate control.  These are "double-trigger" benefits, meaning that no benefits are due under these agreements unless there is both: (1) a change in control; and (2) a loss of employment due to termination by the Company without cause or by specified circumstances that constitute good reason to resign.

• Do not provide any tax gross-ups for personal tax liabilities that might apply to any of these change-in-control benefits.

With respect to the principal elements of our executive pay program above, we consider annual incentives, long-term incentives and stock options to be performance based, because all of these three elements are valuable to the executive only if performance goals are achieved and/or share price improves.  Further, the value of RSU grants also varies directly with share price performance, and vesting of RSUs is subject to the achievement of a minimum performance threshold of net income from continuing operations.

We also consider the mix of fixed (e.g., base salary) and variable (e.g., annual and longterm incentives) pay opportunity when reviewing target total compensation.

*

Values for options and RSUs were based on the percentage of each NEO’s annual long-term incentive allocated to options and RSUs, respectively, as indicated in the table under “Long-Term Incentives” on page 25.  Actual mix, calculated using grant date value may be slightly different.

Compensation Decision Process

Market-Based Assessments of Pay Opportunities for Our NEOs

Each year, the Committee reviews current competitive market information on executive pay levels for our executives.  For fiscal year 2017, the Committee retained Semler Brossy as its independent advisor to assist with this benchmarking work, and to advise the Committee generally as to other executive compensation matters.

In determining fiscal 2017 compensation, the Committee referenced available public information for a group of peer companies, identified with the help of Semler Brossy based principally on the following criteria: similar businesses and industries, comparable size, and subject to similar public reporting requirements.

In selecting companies with similar business focus, primary consideration was given to Aerospace and Defense, with representation of broader industrial companies held to roughly onethird by number of the total group. The Committee reviews the peer group annually, working to ensure the peer companies closely align with Esterline by financial size and business focus, and that the total group remains a reasonable representation of the competitive market for our senior-most executive roles.

For fiscal 2017, there were no changes made to the peer group, comprised of the following 17 companies.

AAR Corp.	Curtiss-Wright Corp.	Roper Industries Inc.
AMETEK Inc.	HEICO Corp.	Teledyne Technologies Inc.
Barnes Group Inc.	Hexcel Corp.	TransDigm Group Inc.
BE Aerospace Inc.	Moog Inc.	Triumph Group Inc.
Crane Co.	Orbital ATK *	Woodward Governor Co.
Cubic Corp.	Rockwell Collins Inc.

*	Previously Orbital Sciences Corp. and Alliant Techsystems Inc.

Key statistics for fiscal year 2015 for these 17 peer companies as compared with Esterline’s corresponding metrics for fiscal year 2015 are as follows:

•

Median revenue was $2.5 billion (25th percentile:  $1.9 billion) versus Esterline’s revenue of $2.0 billion (as adjusted by multiplying the actual revenue for the 11-month fiscal year ended October 2, 2015 by 1.104 to approximate a 12-month fiscal year);

•	Median market capitalization was $4.0 billion (25th percentile: $2.2 billion) versus Esterline’s $2.3 billion; and
•	Median total capital was $2.1 billion (25th percentile: $1.8 billion) versus Esterline’s $2.4 billion.

In addition, the Committee reviewed pay information from the following published surveys to complement the peer group information.  The surveys were selected to represent pay levels for positions of comparable responsibility within companies of comparable size to Esterline.  The precise make-up of the participating companies is proprietary to the survey administrators and therefore not available to the Company.  For fiscal 2017 compensation decisions, we looked to two leading survey sources:

•	September 2016 CDB General Industry Executive Compensation Report, reporting data from 365 participating companies using a regression to the Company’s $2.0 billion in revenue in fiscal 2015; and
•	September 2016 Equilar Top 25 Executive Compensation Survey, reporting data for 20 participating industrial organizations with annual revenues between $1 billion and $3 billion.

In determining fiscal 2017 compensation, the Committee reviewed and compared the executives’ aggregate target direct compensation (base salary, short- and long-term incentives at target) against the aggregate compensation offered to executives in the 2017 peer group and the market surveys.  In doing so, the Committee focused principally on competitive 25th and 50th percentile values.  For the most part, the 25th percentile competitive reference simply acknowledges Esterline’s relative size among the defined peer companies.

Review of Total Compensation

When the Committee evaluates any significant component of an executive officer’s total compensation, it considers the aggregate amounts and mix of all components in making its decision.  For fiscal 2017, the Committee reviewed all components of compensation for each executive officer to get a complete picture of the total compensation opportunities awarded, including base salary, annual incentive compensation, long-term incentive compensation, retirement earnings opportunities, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits.  The Committee does not target any single element of compensation to specific peer company percentiles; rather, the Committee reviews pay for our NEOs relative to the peer and survey data to ensure that pay levels are reasonable relative to the 25th and 50th percentile benchmarks.

Governance Process

The Committee and the independent members of the Board approve all officer compensation programs and establish individual pay levels for all executive officers.  In doing so, the Committee consults with its independent executive compensation advisor, Semler Brossy, which has no other business relationships with Esterline.  The independent advisor routinely provides the Committee with an evaluation of the market competitiveness of executive compensation packages, advice on CEO and other executive pay decisions, and advice on other compensationrelated matters, in each case, as requested by the Committee.  The firm reports directly to the Committee, and the Committee has the authority to replace the firm or hire additional consultants at any time.  A representative of the firm attends meetings of the Committee, upon request, and communicates with the Committee chair and members between meetings.  While the Committee values the advice of its consultant, the Committee and the independent members of the Board are the sole decisionmakers concerning compensation of executive officers.  The Committee assessed the independence of its advisors, including Semler Brossy, in accordance with applicable rules of the SEC regarding independence of advisors to compensation committees.  As part of this assessment, the Committee reviewed independence and conflict of interest policies of its advisors as well as each advisor’s relationship with the Company.  Based on this review and assessment, the Committee determined that there were no independence or conflict of interest issues related to any of its advisors, including Semler Brossy.

The Committee also seeks recommendations from management – the CEO, the Executive Vice President & Chief Human Resources Officer, and the Executive Vice President & General Counsel – as to appropriate program changes and pay levels for all executive officers apart from the CEO.  For all officers, the Committee consults with its outside advisor as to those recommendations and seeks specific advice as to appropriate pay levels for the CEO.  In addition, the Committee and the independent members of the Board conduct an annual performance evaluation of the CEO, the results of which significantly contribute to decisions concerning CEO compensation.  On this basis, the Committee develops proposals for consideration by all independent directors, who act on those proposals in executive session, outside the presence of the CEO and any other officers.

Say on Pay Vote

We had an advisory vote on our executive compensation program (commonly referred to as the “say on pay” vote) at our annual meeting of shareholders held on February 9, 2017, as required under the DoddFrank Wall Street Reform and Consumer Protection Act of 2010 (the “DoddFrank Act”).  Our 2017 “say on pay” vote received strong support from shareholders, garnering approximately 94% “For” votes.  We take this continued, strong shareholder support as an assurance that our executive pay program and practices continue to be reasonable and well aligned with shareholder expectations.

We will continue to review our overall approach to executive pay annually, and we expect to make changes from time to time to ensure it remains well aligned with Company business strategy and with shareholder interests and provides appropriate earning opportunities for our executives.

We will continue to hold an advisory vote on executive compensation on an annual basis.  We are and will remain committed to being responsive to shareholder feedback, and the results of our annual “say on pay” votes inform the Committee’s discussions about the executive pay program.

Risk Assessment

In developing and reviewing the Company’s executive incentive programs, management and the Committee analyze the elements of the program, including the incentives inherent in program designs, to help ensure they do not induce executives to undertake unacceptable levels of business risk.  Our compensation program, in total, is intended to reward the management team for strong performance over the long term, with consideration to nearterm actions and results that strengthen and protect our Company.  We believe our balanced approach to performance measurement and to compensation program design works and includes appropriate safeguards.  Further, program administration is subject to effective internal controls, and when determining the principal outcomes – performance assessments and pay decisions – we rely on principles of sound governance and good business judgment.  The Committee remains satisfied that our plan designs are conservative in this respect, and that, together, the various components of pay work as a check and balance to ensure executive incentives are consistent with shareholder interests.  These checks and balances work across a few key dimensions:

•	Time: Our executive pay programs balance annual and long-term performance measurement and pay delivery.

•

Performance focus:  Our incentive pay programs balance growth (e.g., EBIT, EPS) and profitability (e.g., ROS, ROIC, earnings from continuing operations before income taxes and net income from continuing operations), with both an annual and long-term lens (per the above).

•

Cash and equity pay:  Our executive pay programs balance cash compensation – a tangible, more immediate currency – with equity compensation – which is directly tied to the shareholder experience and serves to align interests. This alignment is underscored by ownership requirements, which were increased for our NEOs in February 2016.

Executive Stock Ownership and Holding Requirements and Insider Trading Policy

Since 2012, we have in place stock ownership requirements for our executive officers to strengthen the alignment of executive interests with those of our shareholders.  Under the current policy effective in February 2016, our CEO is required to own shares of our Common Stock having a value equal to five times base salary; other executive officers are required to own shares of our Common Stock having a value equal to three times base salary (the “Revised Threshold”).  Prior to February 2016, the value of shares of Common Stock to be held by our CEO was three times annual base salary and by our other NEOs was one times base salary (“Original Threshold”).  To ensure progress against these requirements and to ensure maintenance of these ownership levels over time, our executive officers are required:

•	to hold 50% of shares of our Common Stock acquired upon the exercise of stock options granted, net of income taxes due;
•	to hold 50% of shares of our Common Stock received upon vesting of RSUs, net of income taxes due; and
•	to hold 50% of shares earned under the PSP, net of income taxes due.

These conditions apply to (i) stock options granted between December 8, 2011, and January 31, 2016, (ii) RSUs granted between December 5, 2013, and January 31, 2016, and (iii) PSP awards granted between November 18, 2015, and January 31, 2016, until the Original Threshold levels are met, and apply to stock options, RSUs and PSP awards granted on or after February 1, 2016, until the Revised Threshold levels are met.  As of the end of fiscal 2017, all of our NEOs, had achieved the Original Threshold level of equity ownership. The only NEOs who had achieved the Revised Threshold of equity ownership as of the end of fiscal 2017 were Messrs. Reusser and George, due in part to the fact that this level was first established during fiscal 2016.

We maintain an Insider Trading Policy that includes provisions prohibiting NEOs, directors and employees from engaging in shortterm or speculative transactions in the Company’s securities.  The policy also prohibits other transactions in the Company’s securities such as short sales, put or call options, hedging transactions, margin accounts and pledges, and other actions that may lead to inadvertent violations of the insider trading laws.

Clawback Policy

The Committee has adopted a compensation recovery policy applicable to the Company’s incentive plans, often referred to as a “clawback” policy.  This policy supplemented existing clawback provisions that apply to the CEO and CFO under the SarbanesOxley Act of 2002.  SarbanesOxley provides that the CEO and the CFO must reimburse the Company for any bonus or other incentivebased or equitybased compensation received during the twelvemonth period following the preparation of an accounting restatement, where the restatement is caused by misconduct.

The policy applies to the top senior leaders of the Company, including the NEOs, the platform presidents and financial directors and senior managers on corporate staff.  The policy extends to all incentive programs (cash and equity, annual and long term), gains made on option exercises or stock sales, awards received, monies earned, and grants made in the current fiscal year and the previous three fiscal years.  The policy covers the following events:

•	any material error that causes a financial restatement, irrespective of cause;
•	material error in internal, nonpublic business unit or platform financial statements, in addition to corporate financial statements subject to SEC public reporting; and
•	misconduct of any type that harms the Company, whether it affects financial statements or not (e.g., attempted bribery or other fraud, misuse of trade secrets for personal gain, etc.).

The Committee is aware of a rulemaking process pending with the SEC pursuant to its implementation of statutory clawback provisions contained in the DoddFrank Act.  The Committee will continue to monitor developments in this area, and will reconsider and revise its policy, as needed, when the SEC issues final rules relating to compensation clawbacks.

Other Considerations

In determining executive compensation, the Committee also considers, among other factors, the possible tax consequences to Esterline and to its executives.  For example:

•

The Committee considers the exception for performancebased compensation under Section 162(m) of the IRC in designing our compensation programs, but retains the flexibility and discretion to grant compensation awards, whether or not deductible under Section 162(m) of the IRC.

•

We considered the tax ramifications of the change in control termination protection agreements with our officers under Section 280G and Section 4999 of the IRC.  The Company does not gross up such payments or otherwise pay an officer’s individual tax liability in these circumstances.  The agreements generally provide that in the event any payments under the agreements are considered to be “excess parachute payments” under Section 280G, either alone or together with other payments from us, the payments will be reduced so that the payments will not be treated as “excess parachute payments.”  However, this payment reduction will only take place if the reduction would provide to the officer a greater net, aftertax benefit than he or she would receive if the payments were not subject to the reduction.

•

We considered the potential impact of Section 409A of the IRC on our compensation programs, which imposes tax penalties on certain nonqualified deferred compensation arrangements.  We operate our covered arrangements in a manner intended to comply with or be exempt from Section 409A.

The Committee also considers the accounting consequences to the Company of different compensation decisions, as well as the impact on shareholder dilution. In addition, in setting target financial performance under the Company’s plans and measuring Company performance against the targets, the Committee excludes material impacts of GAAP-mandated changes or changes in applicable tax laws and regulations.

In fiscal 2015 and fiscal 2016, the potential financial impacts of the accelerated integration projects on the Company’s financial performance were excluded in establishing the EBIT and ROS goals for the fiscal 2017 annual incentive plan and the EPS and ROIC targets for the 2017-2019 performance cycle of the PSP.  These projects were completed in fiscal 2016, so there were no costs associated with these activities in fiscal 2017.

Company Performance in Fiscal 2017

In fiscal 2017, Esterline achieved sales of $2.00 billion, which was similar to fiscal 2016 sales of $1.99 billion.  The Company recorded earnings from continuing operations of $124.7 million, or $4.15 per diluted share, an increase of 6.6% from fiscal 2016.  The continued underlying strength of the Company is evidenced by the generation of cash flows from operations of $193.5 million in fiscal 2017 compared with $167.2 million in fiscal 2016, an increase of 15.7%.  Backlog ended the fiscal year at $1.30 billion, up slightly from backlog of $1.29 billion in fiscal 2016.  As introduced in the Executive Summary above, fiscal 2017 financial results were impacted significantly by the following:

•

The Company’s financial performance through the first nine months of fiscal 2017 was generally in-line with its expectations and stronger than it was through the first nine months of fiscal 2016, with higher sales and GAAP net earnings from continuing operations.  However, in the fourth quarter of fiscal 2017, net earnings from continuing operations were impacted by higher-than-expected impacts of continued operational challenges and pricing changes in a key contract at one of our businesses of approximately $10 million compared with the fourth quarter in fiscal 2016.  As a result, while financial performance was stronger in some key metrics in fiscal 2017 compared with fiscal 2016, we ended fiscal 2017 short of our expected results for the year. We are taking immediate and wide-ranging actions to improve the operational performance while simultaneously evaluating all strategic options for this business.

•

We completed the integration of the advanced displays business we acquired in fiscal 2015.  In fiscal 2017, integration expenses associated with this acquisition were $1.0 million, net of taxes of $0.3 million, compared with $10.1 million, net of taxes of $1.9 million, in fiscal 2016.

•

We continued to make progress on our accelerated integration projects that are focused on consolidating certain facilities and creating greater cost efficiency through shared services in sales, general administrative and support functions.  In fiscal 2017, we included these costs with our GAAP results and did not report adjustments to our GAAP net earnings from continuing operations related to costs associated with these projects.  By comparison, in fiscal 2016, we excluded expenses for these projects of $7.4 million, net of taxes of $1.3 million, in our adjusted net earnings from continuing operations.

•

In September 2017, we exited our Consent Agreement with DTCC.  We continued to strengthen and improve our trade compliance program, but our investments were lower in fiscal 2017 due in part to the prior investments we made in our program driven by our obligations under the Consent Agreement.  For fiscal 2017, incremental compliance costs were $5.4 million, net of taxes of $1.7 million, compared with incremental compliance costs of $8.8 million, net of taxes of $1.7 million, in fiscal 2016.

Key operating financial metrics for fiscal 2016 and fiscal 2017, as well as adjusted fiscal 2016 and fiscal 2017 financial metrics are summarized in the table below. While Esterline also considers net earnings from continuing operations and adjusted net earnings from continuing operations as additional metrics to gauge its performance, the metrics in table below are the basis for the financial targets set under its incentive compensation plans. The amounts for adjusted fiscal 2016 and adjusted fiscal 2017 reflected in the tables below include the adjustments described in the footnotes to the table and were the basis for measuring achievement of the financial targets under our annual incentive plan and PSP.

In thousands, except per share amounts.

	GAAP	Adjusted	GAAP	Adjusted
Key Operating Metrics	Fiscal 2016	Fiscal 2016	Fiscal 2017	Fiscal 2017

Net revenue	$1,992,631	$1,992,631	$2,002,195	$2,002,195
Operating earnings *	170,159	190,896	194,811	196,062
Net earnings **	101,685	119,161	117,387	118,353
Net earnings per share - diluted **	$3.42	$4.00	$3.93	$3.94

*

Fiscal 2016 adjusted operating earnings exclude the accelerated integration expenses and acquisition integration expenses of $20.7 million.  Fiscal 2017 adjusted operating earnings exclude the acquisition integration expense of $1.3 million. Operating earnings, as adjusted, for fiscal 2016 and fiscal 2017 were used for the calculation of EBIT and ROS under our annual incentive plan in both years.

**

Fiscal 2016 adjusted net earnings and adjusted EPS exclude the accelerated integration expenses and acquisition integration expenses of $17.5 million, net of taxes of $3.3 million.  Fiscal 2017 adjusted net earnings and adjusted EPS exclude the acquisition integration expenses of $1.0 million, net of taxes of $0.3 million. The adjusted net earnings and adjusted EPS for both fiscal 2016 and fiscal 2017 were used for the calculation of ROIC and the calculation of EPS for the fiscal 2014-2016 performance cycle under the LTIP and 2015-2017 performance cycle under the PSP.

Over the period from fiscal 2013 to fiscal 2017, we delivered a compound annual growth rate (“CAGR”) of +1.5% for revenue.  For EPS growth, the CAGR over the same period using reported results under GAAP for EPS from continuing operations, except as noted in the footnote below the chart below, is -6.1%.

*	Fiscal 2015 revenue and diluted EPS reflect GAAP revenue and diluted EPS for the eleven-month period ended October 2, 2015, increased by 11.5% to account for the 11-month fiscal year 2015.

CEO Pay and Shareholder Returns

Our compensation programs focus on pay-for-performance and are designed to reward financial performance and shareholder value creation.  Both charts below help demonstrate the link between total CEO pay and total shareholder returns.  In the chart immediately below, total pay includes base salary, actual annual incentive earned, and target long-term incentives (as defined for disclosure in the Summary Compensation Table).  The figure for Mr. Reusser’s 2014 compensation does not include the cash sign-on bonus or special RSU award made at the time of hire.  These one-time items are excluded given that both elements reflect compensation provided to replace retirement or equity benefits forfeited upon departure from his prior employer.  Indexed total shareholder return shows the value of $100 invested in our Common Stock in the first year shown.  In fiscal year 2013 in both charts below, R. Bradley Lawrence, who retired at the end of fiscal 2013, was CEO and Mr. Reusser became CEO in fiscal 2014.

In addition to the notes included in the introduction to the chart above that also apply to the chart below, the bar in each year in the chart below reflects the actual annual incentive payout for the CEO in that year.

*

EBIT annual incentive for fiscal years 2015, 2016 and 2017 and ROS annual incentive for fiscal years 2014, 2015, 2016 and 2017 were based on results that were adjusted from GAAP.  Adjusted EBIT and ROS for fiscal 2017 exclude the acquisition integration expenses of $1.3 million. Adjusted EBIT and ROS for fiscal 2016 exclude the accelerated integration and acquisition integration expenses of $20.7 million. Adjusted EBIT and ROS for fiscal 2015 were based on fiscal 2015 results recast for the 12-month period ended October 2, 2015 and exclude accelerated integration expenses of $11.7 million, incremental compliance expenses of $12.0 million, and DAT acquisition charges, DAT first-year operating loss, a pension adjustment, and a non-income tax gain of an aggregate of $34.1 million.  Adjusted EBIT and ROS for fiscal 2014 excludes accelerated integration costs of $20.4 million and the operating results from the Sunbank acquisition completed in December 2013.  Fiscal 2014 adjusted EBIT and ROS include the operating results from discontinued operations.

**

The EPS annual incentives for fiscal year 2014 were based on results that were adjusted from GAAP.  The adjustments to EPS results for fiscal 2014 exclude (i) accelerated integration costs of $16.1 million, net of taxes of $4.3 million, (ii) the loss on the assets held for sale of $49.5 million, and (iii) losses associated with a previously sold business recorded in discontinued operations of $0.7 million.  Fiscal 2015 adjusted EPS excludes (i) the accelerated integration expenses of $11.7 million, net of taxes of $2.0 million, (ii) incremental compliance expenses of $12.0 million, net of taxes of $2.0 million, and (iii) the effects of the senior note redemption, a pension adjustment, DAT acquisition charges, DAT first-year operating loss and a non-income tax gain of an aggregate of $35.9 million.  Fiscal 2016 adjusted EPS excludes accelerated integration costs of $17.5 million, net of taxes of $3.3 million.  Fiscal 2017 adjusted EPS excludes acquisition integration expenses of $1.0 million, net of taxes of $0.3 million.  The EPS annual incentive for fiscal 2015, 2016 and 2017 are included for informational purposes and was not the basis for any annual incentive award payable to the CEO in fiscal 2015, 2016 or 2017.

Specific Compensation Decisions for NEOs in Fiscal 2017

Competitive Position of Total Target Compensation for Fiscal 2017

As described above in the “Compensation Decision Process” section of this CD&A starting on page 12, specific compensation decisions for our executive officers in fiscal 2017 were based on a competitive assessment of our executive compensation opportunities relative to those at comparable companies.  The Committee considers available market information from our peer group and published surveys for base salary, annual incentive target values, and long-term incentive target values, which together comprise “total target compensation.”

While the Committee does not manage executive pay opportunities to a specific percentile in the market, it does reference a “competitive range” to help guide decisions.  For target total compensation, this competitive range is initially established as a range between the 25th percentile and median references and then defined as plus or minus 15% of market references for each executive position.  With the fiscal 2017 decisions reported below in this section, total target compensation for Mr. Reusser is within the competitive range and towards the lower end.  Taking our other NEOs as a group, the fiscal 2017 decisions reported below position total target compensation within this competitive range.

Following are the specifics of fiscal 2017 decisions for the NEOs as they relate to each component of compensation.

Base Salary

The Committee targets base salaries to be competitive in the marketplaces in which we compete for key executive officers.  The Committee considers available market data, referencing the peer group data and pay surveys (as discussed above), and targets pay to be within a reasonable range around the median.  Our executive base salaries take into account competitive norms, scope and complexity of responsibilities, internal equity, the Company’s financial condition, as well as the qualifications, experience and sustained individual performance of the executive.

Effective January 2017, the independent members of the Board approved base salary increases for the NEOs (other than Mr. Reusser) ranging from 3.5% to 4.5%, with consideration to this element within the context of “total target compensation” and actual total pay to each NEO in recent years, individual performance and closer alignment with competitive references.

The following table shows the base salary increases in fiscal 2017 for each NEO:

		2016	2017	%
Executive	Title	Base Salary	Base Salary	Increase

Curtis C. Reusser	Chairman, President and CEO	$850,000	$850,000	0.0%
Robert D. George	Executive Vice President, CFO and Corporate Development	525,000	543,375	3.5%
Marcia J. Mason	Executive Vice President & General Counsel	410,000	424,350	3.5%
Roger A. Ross	Executive Vice President and President, Sensors & Systems	395,000	412,775	4.5%
Albert S. Yost	Executive Vice President and President, Advanced Materials and Avionics & Controls	455,000	475,475	4.5%

Annual Incentive Compensation Plan

We provide executives with annual incentive opportunities contingent on meeting predefined financial goals for the year.  The purpose of the annual incentive plan is to encourage our officers to make prudent decisions that will strengthen current year financial results for shareholders.  No executive is eligible to receive annual incentive compensation unless the Company achieves a minimum level of performance recommended by the Committee at the beginning of the fiscal year and approved by the independent members of the Board.

For fiscal 2017, the Committee identified a target award amount of annual incentive compensation for each participant expressed as a percentage of the base salary rate in effect as of the last day of the fiscal year.  This percentage varied in proportion to the level of the individual executive’s responsibility within the Company, as well as a review of competitive compensation opportunities.  The target award amount was not guaranteed, but reflected what would be payable if targeted results were achieved.  The following table shows the fiscal 2017 target opportunities for each NEO under our annual incentive plan, which remained unchanged for each executive, except Mr. Reusser, from 2016 target opportunities.  Mr. Reusser’s target annual incentive opportunity was increased from 90% to 100% of base salary for fiscal 2017 as described on page 24.

Target Annual Incentive
Executive	Compensation as % of Base Salary

Curtis C. Reusser	100%
Robert D. George	60%
Marcia J. Mason	55%
Roger A. Ross	55%
Albert S. Yost	55%

For fiscal 2017, the financial performance measures established for the annual incentive plan were (i) EBIT weighted at 50%, (ii) ROS weighted at 30%, and (iii) a strategic component weighted at 20%.  EBIT measures the performance of the core operations and does not include certain financing decisions or corporate effects (e.g., share buybacks, taxes).  EBIT works well with ROS, ensuring that operational profitability is accomplished efficiently and that both profitability and growth are focus areas.  For fiscal 2017, target EBIT was $211.0 million and target ROS was 10.2%.  The fiscal 2017 targets were developed from the Company’s annual operating plan, which took into account the challenging performance in fiscal 2016 and expectations for fiscal 2017.  While the fiscal 2017 targets were modestly down from the fiscal 2016 targets, the fiscal 2017 target reflected representative growth over fiscal 2016 actual performance.

The strategic component identifies a few specific performance objectives that are intended to set the Company up for sustained longterm success and connected to the five core elements of the Company’s strategic plan: (1) Profitable & Balanced Sales Growth, (2) Enterprise Excellence, (3) Leverage the Enterprise, (4) Employee Engagement, and (5) Regulatory & Customer Compliance.  In fiscal 2017, the Committee established the following six strategic objectives:

•	Minimum growth targets measured by achievement of the fiscal 2017 sales budget;
•	The Company’s aggregate ontimeinfull achievement on customer deliveries;
•	The Company’s aggregate performance on product quality improvement;
•	Effective implementation of the Company’s trade compliance program as measured by the business units’ aggregate level of completion of specific trade compliance initiatives;
•	Our business units’ aggregate level of on-time completion of responses to corrective actions identified under the trade compliance program and on-time closure of internal controls findings; and
•	Our business units’ aggregate average completion of the Company’s operating system assessment.

In addition, the 2017 annual incentive plan included a minimum performance threshold to preserve flexibility in structuring awards under the annual incentive plan in a manner intended to qualify as performance-based compensation under Section 162(m) of the IRC.  The minimum performance threshold for the fiscal 2017 annual incentive plan was $50 million in earnings from continuing operations before income taxes, as reported in the Company’s consolidated financial statements for the fiscal year ended September 29, 2017, which performance threshold was fully achieved.

The following table shows the actual and potential payouts for each NEO under the fiscal 2017 annual incentive plan at various levels of EBIT and ROS achievement (with linear interpolation for achievement between threshold and target and between target and maximum) as well as for achievement of the specified strategic objectives.  Actual award amounts for each NEO under the 2017 annual incentive plan are reflected in the “Summary Compensation Table for Fiscal 2017” included in this proxy statement.

	Actual *	Payout %	Threshold	Target	Maximum

EBIT ** (50% weighting, in millions)	$196.1	36.8%	$168.8	$211.0	$253.2
ROS (30% weighting)	9.79%	24.0%	8.67%	10.20%	11.73%
Strategic objectives (four objectives - total 20% weighting)	N/A	20.0%	N/A	100%	200%
Payout (as a % of target award amount)	***	80.8%	25%	100%	200%
*	The amounts for EBIT and ROS were adjusted to exclude acquisition integration expenses as further described in the first footnote to the Key Operating Metrics table on page 21.
**	In millions.
***	See the Non-Equity Incentive Plan Compensation Earnings column of the “Summary Compensation Table for Fiscal 2017” on page 30 of this proxy statement for the actual payout amount earned by each NEO.

As the table above reflects, actual results for EBIT and ROS exceeded the threshold level at 73.5% and 79.9%, respectively.  This performance resulted in a payout of 36.8% of target award based on actual EBIT results and a payout of 24.0% of target award based on actual ROS results.  In addition, the Committee determined that the NEOs earned an award based on the aggregate achievement of each of the six strategic objectives.  The performance metric for each objective was challenging, but achievable, as the Committee recognized the importance of incentivizing the Company’s executives to make significant progress on, and/or effective completion of, important strategic initiatives.  Two objectives – sales growth targets and the operating system assessment – were each weighted at 5%, and the remaining objectives were each weighted at 2.5%. Target achievement of each objective would result in a 5% or 2.5% target award for each NEO in correspondence with the weighting assigned to each objective.  However, it was possible to earn higher than target performance for sales growth and for on-time completion of corrective actions under our trade compliance program, which would yield payouts higher than the weighting assigned to these objectives.  The Committee reviewed and discussed the results summarized in a report on the Company’s achievement of the strategic objectives prepared by the Company’s CEO, which reflected the Company’s achievement of each objective ranging from 2.1% to 6.1% achievement for each objective for a cumulative achievement of 20.0% of the potential 20% target award.  Based on these results for the strategic objectives plus the EBIT and ROS results of 36.8% and 24.0% of the target award, respectively, the Committee confirmed that the Company achieved performance that resulted in an aggregate 80.8% payout of the target award for each NEO.  In fiscal 2016, each NEO received a payout of 42.7% of the target award, which was based on partial achievement of the financial target performance and partial achievement of the strategic objectives established at the beginning of fiscal 2016.

Long-Term Incentives

For fiscal 2017, we continued to use our PSP program, first implemented in fiscal 2015, to further strengthen executive alignment with the shareholder experience, in addition to grants of stock options and RSUs.  The PSP program replaced the cashbased awards under our LTI program (the last cashed-based awards granted were for the 2014-2016 performance cycle), carrying forward the focus on EPS and ROIC – two metrics selected for their comparatively strong correlation with the creation of shareholder value over time and that focus on both profitability and growth.  This threecomponent approach – share price, EPS, and ROIC – helps to balance pay delivery and outcomes, thereby (i) working to avoid potential unintended consequences with any single measure or component, and, (ii) helping to engage our NEOs, alongside other key elements of executive pay programs.  Overall, the PSP program helps to engage our NEOs to:

•	Focus on increasing total shareholder returns over the long term by concentrating on key drivers of share price;
•	Consider and make reasonable, longterm investments by measuring performance over multiple years; and
•	Use Company assets effectively in achieving earnings goals.

For fiscal 2017, longterm incentive opportunities under our LTI program were consistent with prior levels for the NEOs and with the competitive market.  The longterm incentive target award opportunities under our LTI program for each of our NEOs established in fiscal 2017 were as set forth in the table below.  Historically, Mr. Reusser had a heavier allocation of stock options which was established when he joined the Company and was designed to provide a strong link to value creation from his point of hire, with an expectation that his overall long-term award allocation would migrate over time to align with the allocation of the Company’s other NEOs.  In fiscal 2017 the Company moved to a common LTI mix for the CEO and direct reports to strengthen alignment and increase the CEO’s weighting on PSPs, further reinforcing the performance orientation in our executive pay program.

Executive	Total target annual long-term incentive opportunity as % of base salary	Target value (in thousands)	Percentage allocated to PSP	Percentage allocated to stock options	Percentage allocated to restricted stock units

Curtis C. Reusser	300%	$2,550	35%	35%	30%
Robert D. George	140%	761	35%	35%	30%
Marcia J. Mason	120%	509	35%	35%	30%
Roger A. Ross	120%	495	35%	35%	30%
Albert S. Yost	120%	571	35%	35%	30%

Performance Share Program

Under our PSP, a new performance period begins with each fiscal year and extends for three years.  The two relevant performance cycles for purposes of fiscal year 2017 compensation are (i) the 20152017 cycle which ended on the last day of fiscal 2017 and for which payments, if any, are to be made in early fiscal 2018, and (ii) the 20172019 cycle for which target opportunities were set in early fiscal 2017.  The PSP maximum payout is limited to 300% of target payout.

There are two equally weighted performance goals under the PSP:  (1) EPS, with built-in growth, and (2) ROIC.  For purposes of the PSP, we: (a) establish a target EPS that reflects growth in EPS based on all operating earnings and calculated with a compound annual growth rate measured from the beginning of the base year to the end of the last year in a given performance cycle; and (b) use ROIC that is calculated as: (x+y)/z, where:

•	x is net income, before extraordinary items and before interest expense;
•	y is taxadjusted interest expense; and
•	z is the monthly average invested capital during the corresponding fiscal year, averaged over the applicable performance cycle and expressed as a percentage.

For these purposes, invested capital is defined as total debt plus total shareholders’ equity, less cash.  This definition of ROIC was initially introduced for the 20132015 performance cycle and has been maintained for the subsequent performance cycles.  These two performance measures – EPS, with built-in growth, and ROIC – were selected for their direct correlation over time with the creation of shareholder value. In addition, beginning in fiscal 2016, the PSP awards include a minimum performance threshold to preserve flexibility in structuring awards under the PSP in a manner intended to qualify as performance-based compensation under Section 162(m) of the IRC.

Performance Share Program – 2015-2017 Performance Cycle

For the 20152017 performance cycle under the PSP, the two performance targets were as follows: $7.30 EPS as of the end of the performance period and 9.8% ROIC.  Payout amounts are based on the level of achievement of each of these two performance goals (EPS and ROIC) independently of each other.  Award opportunities range from 0% to 300% of target, depending on actual performance.  There was no payout for the 20152017 performance cycle based on our EPS results $3.94 and ROIC results of 6.2%. In determining results for the 20152017 performance cycle, the Committee calculated EPS and ROIC using adjusted net income and adjusted EPS calculated as described in the second footnote to the “Key Operating Metrics” table above on page 21.  However, even after applying these adjustments, there was no payout on the matrix.

Performance Share Program – 2017-2019 Performance Cycle

In November 2016, the independent members of the Board assigned each participating executive a target opportunity for the 20172019 performance cycle under the PSP based on competitive market data and on Committee recommendations, as discussed above.  In setting performance goals for the PSP cycle, the Committee seeks to balance several factors, including reference to historical standard-based goals, alignment with business context and expectations for the performance cycle (which may change year-to-year), and appropriate calibration for pay and performance outcomes. The target opportunity is not guaranteed, but reflects what will be payable if the Company achieves established performance goals.  Actual awards paid may be larger or smaller than target depending on Company performance over the threeyear period.  The target and maximum number of shares that may be earned by the NEOs for the 20172019 performance cycle under the PSP are disclosed in the “Grants of PlanBased Awards Table for Fiscal 2017” in this proxy statement on page 31.

Stock Options

Management and the Committee determined the number of shares subject to each stock option grant using a BlackScholes value per option of 46.1% of our Common Stock’s face value at grant, using a representative price of $74.24 per share based on the average closing trading price of our Common Stock from September 26, 2016 - October 24, 2016.  Options were granted on November 8, 2016, with an exercise price equal to the closing price of our Common Stock on that date ($71.85).  The stock options granted to the NEOs in fiscal 2017 are disclosed in the “Grants of PlanBased Awards Table for Fiscal 2017” in this proxy statement on page 31.

The independent members of the Board grant stock options based on Committee recommendations, with an exercise price equal to the closing price of our Common Stock on the date of grant.  Typically, each grant vests and becomes exercisable in four equal annual installments and continues to be exercisable until ten years from the date granted.  Options carry value only as the Company’s share price increases, thereby linking potential executive gains with the creation of shareholder value over time.

Generally, stock options to executives are granted once per year in November when other aspects of executive compensation are reviewed, including awards based on the financial results of the prior fiscal year, which concludes at the end of September.  The Committee may also recommend option grants at other times, such as in connection with promotions.  We do not time employee stock option grants in coordination with the release of material nonpublic information for the purpose of affecting the value of compensation.

In fiscal 2017, the Committee determined to amend the terms of outstanding stock options granted to executive officers who are eligible for retirement under the new “retirement” definition. Additional information regarding the changes to equity awards to extend retirement benefits to executive officers is described above under “Changes to Compensation-Related Programs in 2017” on page 13.

Restricted Stock Units

The Committee continued the use of RSUs as a third component to our longterm incentive opportunities for executives in fiscal 2017. Typically, each grant vests 100% after the third anniversary of the grant date, thereby providing additional retention and aligning with shareholders.  Management and the Committee determined the number of RSUs awarded, using a representative price of $74.24 per share based on the average closing trading price of our Common Stock from September 26, 2016 - October 24, 2016.  RSUs were granted on November 8, 2016.  The RSUs granted to the NEOs in fiscal 2017 are disclosed in the “Grants of PlanBased Awards Table for Fiscal 2017” in this proxy statement on page 31.

Generally, we grant RSUs to executives once per year along with the stock options and when other aspects of executive compensation are reviewed, as described above.  The Committee may also recommend RSUs at other times, such as in connection with promotions or for additional retention purposes.

Benefits and Other Programs

Executive officers are allowed to participate in the Company’s standard benefit programs that are generally available to other U.S.based employees, including medical, dental, life, disability, pension, 401(k), stock purchase, health and wellness, employee assistance, and similar retirement and health and group insurance plans.

In addition, all of our executive officers are eligible to participate in a supplemental executive retirement pension plan that permits benefits to be earned on compensation that is in excess of certain statutory limits that apply to the traditional pension plan, as more fully described in the “Pension Benefits for Fiscal 2017” table in this proxy statement on page 35.  The Committee believes that these programs are important attraction and retention tools, and that they are reasonable because they are designed to provide executives similar benefits as other employee participants, albeit on abovelimit compensation.  Executive officers are also eligible to participate in an executive supplemental retirement and deferred compensation plan that allows participants to defer compensation in excess of certain statutory limits in the tax qualified 401(k) plan and provides a Company match on deferred compensation amounts that exceed certain limits in the taxqualified 401(k) plan, allowing executives to earn an equivalent portion in Company matching funds as that available to the general workforce in the tax qualified plan, as more fully described in the “Nonqualified Deferred Compensation Table for Fiscal 2017” in this proxy statement on page 36.  The Company does not pay or guarantee abovemarket returns.  The appreciation, if any, in the account balances of plan participants is due solely to contributions by participants, any Company matching contributions, and the underlying performance of the investment funds selected by the participants.

Executive officers also receive automobile allowances, as do the Company’s subsidiary presidents and certain sales personnel.  Similarly, executive officers are eligible for relocation benefits under standard Company policy, which may be enhanced for executive officers and other management employees on a casebycase basis.  Certain executive officers and other senior managers also receive limited financial planning services, airline club memberships, an annual physical, a temporary housing stipend where the Company requires an executive to move to a substantially highercost area, and additional unemployment insurance.  Where applicable, the value of these items is disclosed in the “Summary Compensation Table for Fiscal 2017” on page 30 and accompanying notes.  These benefits are a very small percentage of total compensation for NEOs and, overall, the dollar values are in keeping with competitive norms.  The Company does not provide executives with a tax grossup to cover personal income taxes that might apply to any of these benefits, except in the case of certain Companyrequired, actual relocation costs that an officer must include as regular income, and for taxes due on temporary housing stipends that are provided as a transition measure to assist an executive who has relocated to a substantially highercost area.

Change in Control Arrangements

To help ensure key officers focus their energy and attention on the best interests of the Company’s shareholders, we have entered into “doubletrigger” change in control termination protection agreements with our officers, including the NEOs.  These agreements are designed to protect our executives in the event of a change in control, by assuring compensation benefits, including cash awards issuable under the Company’s annual incentive plan and PSP if an executive were terminated without cause or were to resign for good reason following a change in control.  The Committee believes the amounts payable under these agreements provide our executives with reasonable protection, both in principle and with consideration to competitive market practice.

The Committee believes it is important to balance the need to provide an incentive for the NEOs to seek out and complete transactions that are in the best interests of the Company and its shareholders, while limiting equity award acceleration to certain types of change in control transactions and events that defeat the retention purpose of equity.  For these reasons, all options and RSUs issued under the Company’s 2004 Equity Incentive Plan and 2013 Equity Incentive Plan, including those granted to the NEOs, do not accelerate in vesting upon certain transactions such as a merger or similar transaction if the successor converts, assumes or replaces such awards.  In addition, for equity awards granted to NEOs after September 2015, we eliminated the single-trigger acceleration upon certain acquisitions of the Company’s outstanding securities and changes in the composition of the Board.

Under the terms of our 2013 Equity Incentive Plan and the change in control termination protection agreements, all time-based equity awards granted to executive officers beginning in fiscal 2016 will not accelerate in vesting unless there is a qualifying change in control event and the executive is terminated without cause or resigns with good reason within 24 months following such transaction.  Accordingly, the payout to executives in those circumstances is a “doubletrigger” benefit.  If the acquiring or successor entity does not assume or replace unvested equity, these unvested awards will generally become immediately vested and exercisable.  Outstanding PSP awards as of the date of change in control for which the payout has not been determined will be prorated at the target payout level up to and including the date of the change in control.  See the “Termination of Employment and Change in Control Arrangements” section of this proxy statement beginning on page 37 for further detail on the treatment of equity awards in alternative change in control events.

The Company does not provide executives with a tax grossup to cover personal income or excise taxes that may apply to any of these change in control benefits.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the above CD&A.  Based on that review and discussion, the Committee has recommended to the Board that this CD&A be included in this proxy statement.

Respectfully submitted,

MICHAEL J. CAVE, CHAIRMAN (as of November 13, 2017)

MICHAEL J. COVEY (as of November 2, 2017)

DELORES M. ETTER

ANTHONY P. FRANCESCHINI (through November 12, 2017)

PAUL V. HAACK (through November 12, 2017)

GARY E. PRUITT

STATEMENT REGARDING COMPENSATION PRACTICES

In fiscal 2017, the Compensation Committee and management continued their practice of conducting a comprehensive review of our compensation programs, including executive compensation and major broad-based compensation programs in which salaried and hourly employees at various levels of the organization participate.  The goal of this review was to assess whether any of our compensation programs, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse impact on our business.

The Compensation Committee reviewed an inventory of our variable pay and sales commission plans, considering the number of participants in each plan, the target and maximum payment potential, and the performance goals of each plan.  The Compensation Committee concluded that these programs were appropriate for our businesses and highly unlikely to create a material risk.

Although the programs are generally designed to pay for performance and provide incentive-based compensation, the programs contain various mitigating factors to ensure our employees, including our NEOs, are not encouraged to take unnecessary risks in managing our business.  These factors include:

•	Oversight of programs (or components of programs) by committees of the Board, including the Compensation Committee;
•	Discretion provided to the Board and the Compensation Committee (including negative discretion) to set targets, monitor performance and determine final payouts for executive-level incentive plans;
•

Oversight of programs by a broad-based group of functions within the organization, including the CEO, CFO, General Counsel, segment presidents, Chief Human Resources Officer, and at multiple levels within the organization (both corporate and business units);

•

Target awards that are indexed on base pay, which is determined based on market data and the merit of individual performance; further, Company policy and practices control base pay levels carefully through analysis, reporting, and executive approvals that ensure we compensate employees fairly;

•

Incentives focused primarily on the use of broad-based financial metrics (such as growth in operating profit and return on investment), including a mixture of consolidated and business-specific goals, with no one factor receiving an excessive weighting;

•	A mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and equity compensation;
•

Our long-term incentive plan focuses on earnings growth and average return on investment over overlapping three-year award periods and settles awards in shares for performance periods beginning in fiscal 2017.  This creates a focus on driving sustained performance over multiple award periods, mitigating the potential for executives to take excessive risks to drive short-term performance spikes in any one award period;

•	Capping the potential payouts on all Company incentive plans to eliminate the potential for dramatic or risky windfalls;
•	A compensation recovery (or “clawback”) policy applicable to all executive and senior management incentive programs;
•	Service-based vesting conditions with respect to equity grants; and
•	The long-term ownership interests in the Company held by our key executive officers and by members of the Board of Directors.

As a result of this review, both management and the Compensation Committee concluded that our total compensation plans, programs and practices are structured in the best interest of the Company and its shareholders.  They are appropriately tailored to encourage employees to grow our business, but not incent them to do so in a way that poses unnecessary or excessive material risk to the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during the 2017 fiscal year, each of whom was listed in “Board and Board Committees − Compensation Committee” were independent directors and no member was an employee or former employee.  No Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K.  No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during the 2017 fiscal year.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the CD&A, which presents the objectives of our executive compensation and benefits programs.

Summary Compensation Table for Fiscal 2017

The table below summarizes certain compensation information for fiscal 2017 for our NEOs, who include the CEO, CFO, and the three other most highly-compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2017.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compen-sation ($) (3)	Change in Pension Value & Nonqual-ified Deferred Compen-sation Earnings ($) (4)	All Other Compen-sation ($) (5)	Total ($)

Curtis C. Reusser	2017	$850,000	$1,602,255	$800,110	$686,800	$243,451	$61,233	$4,243,849
Chairman, President & CEO	2016	850,000	1,483,097	1,218,796	326,655	180,570	54,563	4,113,681
	2015	768,269	1,175,300	1,111,101	124,695	187,122	44,837	3,411,324

Robert D. George	2017	538,428	481,395	239,113	263,428	161,727	38,843	1,722,934
Executive Vice President, CFO &	2016	520,962	499,653	272,480	134,505	435,212	36,029	1,898,841
Corporate Development	2015	467,500	458,367	292,681	49,878	144,416	41,157	1,453,999

Marcia J. Mason	2017	420,487	323,325	159,408	188,581	293,437	34,285	1,419,523
Executive Vice President &	2016	406,231	333,102	184,108	96,289	381,556	31,978	1,433,264
General Counsel	2015	363,250	305,578	195,121	35,501	150,705	36,112	1,086,267

Roger A. Ross	2017	407,989	308,955	156,343	183,437	66,451	33,628	1,156,803
Executive Vice President and	2016	389,615	325,171	176,744	92,766	32,441	119,283	1,136,020
President, Sensors & Systems

Albert S. Yost	2017	469,963	359,250	177,802	211,301	114,124	36,261	1,368,701
Executive Vice President and	2016	451,500	372,757	202,519	106,857	175,513	32,423	1,341,569
President, Advanced Materials and Avionics & Controls	2015	382,615	467,396	205,960	39,625	61,989	36,130	1,193,715

__________________________

(1)	For fiscal 2015, represents amounts earned for the eleven months in the fiscal year due to the transition to an earlier fiscal year-end.
(2)

Represents the aggregate grant date fair value of awards granted during the fiscal year, computed in accordance with ASC 718.  Under the Stock Awards column, amounts for fiscal 2017include the grant date fair value of the 2017-2019 performance cycle under the PSP at target as follows:  Mr. Reusser, $862,200; Mr. George, $258,660; Ms. Mason, $172,440; Mr. Ross, $165,255; and Mr. Yost, $193,995.  At the maximum level of achievement, these values would be as follows:  Mr. Reusser, $2,586,600; Mr. George, $775,980; Ms. Mason, $517,320; Mr. Ross, $495,765; and Mr. Yost, $581,985.  Assumptions used to calculate the amounts for fiscal 2017 are included in Note 13, “Employee Stock Plans,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 29, 2017.

(3)	For fiscal 2017, represents amounts earned under the annual incentive.
(4)	Represents the annual increase in the actuarial present value of accumulated benefits under our Pension Plan and Supplemental Executive Retirement Plans (SERP – Pre 2005 and 2005+).
(5)

For fiscal 2017, includes match payments under the Company’s 401(k) plan ($8,100 for each NEO) and the Company’s Supplemental Executive Retirement & Deferred Compensation Plan (Mr. Reusser, $27,350; Mr. George, $11,814; Ms. Mason, $7,220; Mr. Ross, $6,657; Mr. Yost, $8,888).  Also includes the following for each NEO:  Mr. Reusser (automobile allowance, financial planning and club memberships); Mr. George (automobile allowance, financial planning, club memberships and cost of annual physical); Ms. Mason (automobile allowance, financial planning and club memberships); Mr. Ross (automobile allowance, financial planning and cost of annual physical); Mr. Yost (automobile allowance and financial planning).  We value the incremental cost to us for these benefits based on the actual costs or charges incurred by us for the benefits.

Grants of Plan-Based Awards Table for Fiscal 2017

The following table provides information regarding grants of plan-based awards to the NEOs under our 2017 Annual Incentive Compensation Plan and the 2013 Equity Incentive Plan during fiscal 2017.

									All	All
									Other	Other		Grant
									Stock	Option		Date
									Awards:	Awards:		Fair
						Estimated Future			Number	Number	Exercise	Value
			Estimated Future			Payouts Under			of	of	or Base	of Stock
			Payouts Under Non-Equity			Equity Incentive			Shares	Securities	Price of	and
			Incentive Plan Awards			Plan Awards			of Stock	Underlying	Option	Option
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($)

Curtis C.	─	(1)	$212,500	$850,000	$1,700,000	-	-	-	-	-	$-	$-
Reusser	11/08/16	(2)	-	-	-	3,000	12,000	36,000	-	-	-	862,200
	11/08/16	(3)	-	-	-	-	-	-	-	26,100	71.85	800,110
	11/08/16	(4)	-	-	-	-	-	-	10,300	-	-	740,055

Robert D.	─	(1)	81,506	326,025	652,050	-	-	-	-	-	-	-
George	11/08/16	(2)	-	-	-	900	3,600	10,800	-	-	-	258,660
	11/08/16	(3)	-	-	-	-	-	-	-	7,800	71.85	239,113
	11/08/16	(4)	-	-	-	-	-	-	3,100	-	-	222,735

Marcia J.	─	(1)	58,348	233,393	466,786	-	-	-	-	-	-	-
Mason	11/08/16	(2)	-	-	-	600	2,400	7,200	-	-	-	172,440
	11/08/16	(3)	-	-	-	-	-	-	-	5,200	71.85	159,408
	11/08/16	(4)	-	-	-	-	-	-	2,100	-	-	150,885

Roger A.	─	(1)	56,757	227,026	454,052	-	-	-	-	-	-	-
Ross	11/08/16	(2)	-	-	-	575	2,300	6,900	-	-	-	165,255
	11/08/16	(3)	-	-	-	-	-	-	-	5,100	71.85	156,343
	11/08/16	(4)	-	-	-	-	-	-	2,000	-	-	143,700

Albert S.	─	(1)	65,378	261,511	523,022	-	-	-	-	-	-	-
Yost	11/08/16	(2)	-	-	-	675	2,700	8,100	-	-	-	193,995
	11/08/16	(3)	-	-	-	-	-	-	-	5,800	71.85	177,802
	11/08/16	(4)	-	-	-	-	-	-	2,300	-	-	165,255

___________________________

(1)

This shows the potential value of the payout for each NEO under the 2017 Annual Incentive Compensation Plan if the threshold, target or maximum goals are satisfied.  The potential payouts are performance driven and therefore completely at risk.  The business measurements, performance goals and calculation for determining the payout are described in the Compensation Discussion and Analysis section of this proxy statement.  Actual amounts earned are disclosed in the Summary Compensation Table for Fiscal 2017 in this proxy statement.

(2)

This shows the potential number of shares that may be earned by each NEO under the PSP program if the threshold, target or maximum goals of the 2017-2019 performance cycle are satisfied.  The potential payouts are performance driven and therefore completely at risk.  The business measurements, performance goals and calculation determining the payout are described in the Compensation Discussion and Analysis section of this proxy statement.  Any payouts under the 2017-2019 performance cycle will be made after November 13, 2019, pursuant to the Company’s 2013 Equity Incentive Plan.

(3)

The option grants were made pursuant to the Company’s 2013 Equity Incentive Plan.  The exercise price of the options is equal to the closing price of the Common Stock on the date of grant.  The options vest at the rate of 25% per year on each of the first four anniversaries of the date of grant.

(4)	The restricted stock units were granted pursuant to the Company’s 2013 Equity Incentive Plan. They vest in full on the third anniversary of the date of grant.

Annual Incentive Compensation Plan

Payments under the 2017 Annual Incentive Compensation Plan are tied to key measures of corporate performance relating to the following financial objectives:  EBIT and ROS, in addition to six strategic objectives.  For additional information regarding the 2017 Annual Incentive Compensation Plan, please refer to the Compensation Discussion and Analysis section of this proxy statement starting on page 12.

2013 Equity Incentive Plan

Equity awards granted to our executive officers in fiscal 2017 consisted of stock options, restricted stock units and PSP awards granted under the Company’s 2013 Equity Incentive Plan, as amended.  Stock options have a term of ten years and typically vest in equal annual installments over the period from the date of grant until the fourth anniversary of the date of grant.  The exercise price for all stock options is equal to the closing price of the Common Stock on the date of grant.  Restricted stock units generally have a three-year cliff vesting.  PSP awards granted in fiscal 2017 are earned based on the level of achievement of specified performance goals during a three-year performance period.  To the extent earned, awards are settled in shares of fully vested Common Stock.  For additional information regarding the PSP, please see the Compensation Discussion and Analysis section of this proxy statement starting on page 12.

Fixed Cash Compensation in Proportion to Total Compensation

The proportion of fixed cash compensation (salary) compared to total compensation (as reported in the Summary Compensation Table for Fiscal 2017 included in this proxy statement) varies somewhat among the NEOs.  Specifically, allocation among the different components of compensation varies based on the position and level of responsibility as well as on market data provided by Semler Brossy that reflects the practices of other companies.  For example, those NEOs with the greater ability to influence our performance will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in equity awards and cash-based incentive plan target awards.  The lower the level of influence of an executive, the higher the percentage of their total compensation is in the form of base salary with a correspondingly lower percentage of equity awards and cash-based incentive plan target awards.  In general, the proportion of at-risk compensation increases with base salary level, which usually indicates relative scope and level of responsibility, such that those with higher salaries also have more of their total compensation at risk.  Accordingly, executive compensation for higher-level executives is set to align closely with shareholder and Company long-term shared interests.  In fiscal 2017, the percentage of fixed cash compensation as compared to total compensation was 20% for the CEO.  For the other NEOs, the average percentage of fixed cash compensation as compared to total compensation was 35%.

Outstanding Equity Awards Table at Fiscal Year End 2017

The following table summarizes the total outstanding equity awards held as of September 29, 2017, by each of the NEOs.  The market value of the restricted stock units and PSP awards is based on the closing price of the Company’s Common Stock on September 29, 2017, which was $90.15.

			Option Awards				Stock Awards
									Equity Incentive Plan Awards
									Number of	Market or
									Unearned	Payout Value
								Market	Shares,	of Unearned
			Number of				Number of	Value of	Units or	Shares, Units
			Securities Underlying				Units of	Units of	Other	or Other
			Unexercised Options		Option	Option	Stock That	Stock That	Rights That	Rights That
			Exercisable	Unexercisable	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Grant Date		(#)	(#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Curtis C.	12/05/13	(1)	19,500	6,500	$88.75	12/05/23	-	$-	-	$-
Reusser	12/11/14	(1)	10,250	10,250	117.53	12/11/24	-	-	-	-
	12/11/14	(2)	-	-	-	-	4,500	405,675	-	-
	12/11/14	(3)	-	-	-	-	-	-	1,375	123,956
	11/18/15	(1)	8,275	24,825	79.31	11/18/25	-	-	-	-
	11/18/15	(2)	-	-		-	8,500	766,275	-	-
	11/18/15	(3)	-	-	-	-	-	-	2,550	229,883
	11/08/16	(1)	-	26,100	71.85	11/08/26	-	-	-	-
	11/08/16	(2)	-	-		-	10,300	928,545	-	-
	11/08/16	(3)	-	-	-	-	-	-	3,000	270,450
Robert D.	12/10/09	(1)	21,700	-	41.00	12/10/19	-	-	-	-
George	12/09/10	(1)	15,300	-	64.56	12/09/20	-	-	-	-
	07/26/11	(1)	5,000	-	78.24	07/26/21	-	-	-	-
	12/08/11	(1)	18,300	-	51.08	12/08/21	-	-	-	-
	12/06/12	(1)	10,000	-	60.65	12/06/22	-	-	-	-
	12/05/13	(1)	5,550	1,850	88.75	12/05/23	-	-	-	-
	12/11/14	(1)	2,700	2,700	117.53	12/11/24	-	-	-	-
	12/11/14	(2)	-	-	-	-	1,500	135,225	-	-
	12/11/14	(5)	-	-	-	-	-	-	600	54,090
	11/18/15	(1)	1,850	5,550	79.31	11/18/25	-	-	-	-
	11/18/15	(2)	-	-	-	-	2,400	216,360	-	-
	11/18/15	(5)	-	-	-	-	-	-	975	87,896
	11/08/16	(1)	-	7,800	71.85	11/08/26	-	-	-	-
	11/08/16	(2)	-	-		-	3,100	279,465	-	-
	11/08/16	(3)	-	-	-	-	-	-	900	81,135
Marcia J.	12/09/10	(1)	7,600	-	64.56	12/09/20	-	-	-	-
Mason	12/08/11	(1)	8,900	-	51.08	12/08/21	-	-	-	-
	08/01/12	(1)	20,000	-	57.03	08/01/22	-	-	-	-
	12/06/12	(1)	6,700	-	60.65	12/06/22	-	-	-	-
	12/05/13	(1)	3,675	1,225	88.75	12/05/23	-	-	-	-
	12/11/14	(1)	1,800	1,800	117.53	12/11/24	-	-	-	-
	12/11/14	(2)	-	-	-	-	1,000	90,150	-	-
	12/11/14	(3)	-	-	-	-	-	-	400	36,060
	11/18/15	(1)	1,250	3,750	79.31	11/18/25	-	-	-	-
	11/18/15	(2)	-	-	-	-	1,600	144,240	-	-
	11/18/15	(3)	-	-	-	-	-	-	650	58,598
	11/08/16	(1)	-	5,200	71.85	11/08/26	-	-	-	-
	11/08/16	(2)	-	-		-	2,100	189,315	-	-
	11/08/16	(3)	-	-	-	-	-	-	600	54,090
Roger A.	08/24/15	(1)	5,250	5,250	78.87	08/24/25	-	-	-	-
Ross	08/24/15	(4)	-	-	-	-	1,400	126,210	-	-
	11/18/15	(1)	1,200	3,600	79.31	11/18/25	-	-	-	-
	11/18/15	(2)	-	-	-	-	1,600	144,240	-	-
	11/18/15	(3)	-	-	-	-	-	-	625	56,344
	11/08/16	(1)	-	5,100	71.85	11/08/26	-	-	-	-
	11/08/16	(2)	-	-		-	2,000	180,300	-	-
	11/08/16	(3)	-	-	-	-	-	-	575	51,836
Albert S.	12/05/13	(1)	3,825	1,275	88.75	12/05/23	-	-	-	-
Yost	12/11/14	(1)	1,900	1,900	117.53	12/11/24	-	-	-	-
	12/11/14	(2)	-	-	-	-	1,100	99,165	-	-
	12/11/14	(3)	-	-	-	-	-	-	425	38,314
	09/17/15	(2)	-	-	-	-	1,500	135,225	-	-
	11/18/15	(1)	1,375	4,125	79.31	11/18/25	-	-	-	-
	11/18/15	(2)	-	-	-	-	1,800	162,270	-	-
	11/18/15	(3)	-	-	-	-	-	-	725	65,359
	11/08/16	(1)	-	5,800	71.85	11/08/26	-	-	-	-
	11/08/16	(2)	-	-		-	2,300	207,345	-	-
	11/08/16	(3)	-	-	-	-	-	-	675	60,851

____________________

(1)	Options vest and become exercisable in four equal annual installments beginning on the first anniversary of the grant date.
(2)	Restricted stock units that fully vest on the third anniversary of the grant date.
(3)	Performance share plan awards reflected assume achievement of the threshold performance goal for the corresponding performance cycle.
(4)	Restricted stock units that vest in three equal annual installments beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested in Fiscal 2017

The following table summarizes the option awards exercised and restricted stock units vested during fiscal 2017 for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

Curtis C. Reusser	-	$-	23,383	$1,774,056
Robert D. George	43,800	2,275,344	5,070	450,666
Marcia J. Mason	10,800	529,200	1,400	122,640
Roger A. Ross	-	-	1,400	114,590
Albert S. Yost	6,700	214,070	2,750	243,650

____________________

(1)	Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.
(2)	Represents the value of vested restricted stock units calculated by multiplying the number of vested restricted stock units by the closing price of our Common Stock on the vesting date.

Retirement Benefits

Pension Benefits for Fiscal 2017

The table below provides information as of September 29, 2017, regarding the number of years of credited service, the present value of accumulated benefits payable at normal retirement age, and any payments made during the last fiscal year with respect to the Esterline Technologies Retirement Plan (the “Pension Plan”), the Esterline Corporation Supplemental Retirement Income Plan for Key Executives (the “SERP Pre 2005”), and the Esterline Technologies Corporation Supplemental Retirement Income Plan (the “SERP 2005+”).  Esterline froze the SERP Pre 2005 plan on December 31, 2004, and the SERP 2005+ plan became effective January 1, 2005.  Mr. George and Ms. Mason are the only NEOs eligible under the SERP Pre 2005 plan.  No payments were made from these plans to any of the NEOs during fiscal 2017.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

Curtis C. Reusser	Pension Plan	3.41	$74,577	$-
	SERP 2005+	3.41	627,425	-
	Total		$702,002	$-

Robert D. George	Pension Plan	19.75	$867,014	$-
	SERP Pre 2005	7.00	241,414	-
	SERP 2005+	12.75	1,394,188	-
	Total		$2,502,616	$-

Marcia J. Mason	Pension Plan	23.75	$1,250,289	$-
	SERP Pre 2005	11.00	157,033	-
	SERP 2005+	12.75	1,288,590	-
	Total		$2,695,912	$-

Roger A. Ross	Pension Plan	1.58	$35,244	$-
	SERP 2005+	1.58	63,648	-
	Total		$98,892	$-

Albert S. Yost	Pension Plan	10.10	$321,088	$-
	SERP 2005+	7.85	326,718	-
	Total		$647,806	$-

____________________

(1)

The assumptions and methodology used in calculating the estimated present values shown in this column are generally consistent with those used and disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2017, except that the NEOs are assumed to retire at their earliest unreduced retirement age (age 65) or their current age, if later, and no pre-retirement terminations or deaths are assumed to occur.  Also, no additional compensation or service is assumed beyond the fiscal year ended September 29, 2017.  The specific relevant assumptions include a discount rate of 3.75% and post-retirement mortality as follows:  Base table is the RP-2014 Male and Female Annuitant Mortality tables projected back to 2007 with Scale MP-2014, mortality improvement projections are based on Projection Scale MP-2016 for 2007 with future rates converging linearly to the ultimate rate by 2017.  The ultimate rate is 0.8% for all ages up to 85, decreasing linearly to 0% at age 95 and beyond.

Esterline’s Pension Plan is a broad based, tax-qualified defined benefit pension plan that provides a benefit to eligible employees of the Company.  Approximately 40% of all U.S. employees are eligible to participate in the Pension Plan.

Qualified pension benefits are based on a final average pay formula, which takes into account years of service and highest five-year average earnings, or a cash balance formula, with annual pay credits ranging from 2% to 6% of earnings plus an additional 2% of earnings in excess of the annual Social Security Taxable Wage Base, and interest credits which vary annually based on certain external indices.  Earnings include base pay and annual and long-term incentive pay subject to statutory limitations.  As of January 1, 2003, participants were given the option of continuing to accrue benefits under the final average pay formula, or to earn benefits under the cash balance formula.  Since that date, all new participants are enrolled in the cash balance formula.  Participants earning benefits under the final average pay formula must contribute 1% of after-tax compensation each year, while no employee contributions are required under the cash balance formula.

The standard form of benefit payment is a single life annuity for participants who are not married and a 50% joint and surviving spouse annuity for married participants.  Alternatively, participants may elect a joint and surviving spouse annuity with a continuation percentage of 75% or 100%, or a life annuity with payments guaranteed for a 5-year, 10-year or 15-year period.  Benefits earned under the cash balance formula may also be paid as a lump sum.

The annual benefit at normal retirement (age 65) under the final average pay formula is the participant’s highest five-year average pay less the participant’s primary Social Security benefit times 1.6%, times the participant’s credited service up to 30 years.  Participants are eligible to receive early retirement benefits when they have completed five years of plan participation and their age plus service equals 65 years.  NEOs who are eligible for early retirement are Mr. George, Ms. Mason and Mr. Yost.  Mr. George and Ms. Mason are eligible under the Pension Plan, the SERP Pre 2005, and the SERP 2005+.  Mr. Yost is eligible under the Pension Plan and the SERP 2005+.  For participants who elect to receive benefits prior to age 65, benefits are reduced by 6 2/3% per year between ages 60 and 65, 3 1/3% per year between ages 55 and 60, 3% per year between ages 50 and 55, and 2% per year below age 50.

The Supplemental Executive Retirement Plans (SERP – Pre 2005 and 2005+) provide benefit formulas and early retirement formulas that are similar to the final average pay formula and the cash balance formula in the Pension Plan, but permit benefits to be earned on compensation that is in excess of certain statutory limits that apply to the Pension Plan.  However, amounts earned under the long-term incentive compensation plan are excluded from earnings used in the benefit formulas of the SERPs.

Nonqualified Deferred Compensation Table for Fiscal 2017

The table below provides information as of September 29, 2017, regarding each NEO’s activity in the Esterline Technologies Supplemental Executive Retirement & Deferred Compensation Plan (the “DC SERP”).  It includes information on executive voluntary contributions, Company contributions and aggregate earnings during the fiscal year.  There were no distributions from the DC SERP in fiscal 2017.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)

Curtis C. Reusser	$58,833	$27,350	$36,320	$-	$301,675
Robert D. George	67,223	11,814	184,762	-	1,295,914
Marcia J. Mason	20,649	7,220	56,474	-	398,292
Roger A. Ross	34,959	6,657	9,185	-	92,109
Albert S. Yost	28,802	8,888	64,461	-	621,284

____________________

(1)	Represents elective deferrals of compensation that are also reported as compensation earned in the Summary Compensation Table for Fiscal 2017 in this proxy statement.
(2)

Represents Company matching contributions to the DC SERP earned in fiscal 2017.  Company contributions are also reported in the All Other Compensation column of the Summary Compensation Table for Fiscal 2017 in this proxy statement.

(3)	Represents increases/decreases due to dividends, earnings, fees and investment gains/losses.
(4)

Does not include Company contributions earned in fiscal 2017 that will not be made until early 2018 following calendar and qualified plan year closing activities. Includes amount reported in prior years.

The DC SERP became effective on January 1, 2007.  The plan provides an opportunity for participants to defer a portion of their cash compensation to be paid as a lump sum or in 10 annual installments upon retirement or at another future date.  The executives may defer up to 75% of base pay and annual incentive compensation and up to 100% of long-term incentive compensation.  Investment earnings are pursuant to each executive’s individual elections from among available investment options, substantially similar to those in the Company’s tax-qualified 401(k) plan, and are subject to daily valuation.

The DC SERP provides a Company match on part of the deferred compensation based on a formula that is substantially the same as that in the Company’s tax-qualified 401(k) plan.  The Company match applies to deferred compensation amounts that exceed certain statutory limits in the tax-qualified 401(k) plan.  However, amounts earned under the long-term incentive compensation plan are excluded from earnings used in the match calculation of the DC SERP.

Termination of Employment and Change in Control Arrangements

Termination Protection Agreements.  The Company has entered into termination protection agreements with the NEOs which provide “double-trigger” benefits that are designed to induce them to remain in the employ of the Company or any successor company in the event of a “Change in Control Event” by assuring compensation benefits if an officer is terminated without “Cause” or resigns for “Good Reason,” as defined in the agreements.  In the event of termination of employment within two years after the day preceding a Change in Control Event, the agreements for Messrs. Reusser, George and Yost and Ms. Mason generally provide for:

•

a pro rata amount of “minimum total compensation” as measured by the average compensation received during the prior two years, calculated as follows and reduced (but not below zero) by base salary previously paid to the executive:  one (1) times the executive’s annual rate of salary on the date immediately prior to the date of the Change in Control Event (the “effective date”), plus one (1) times the executive’s target annual incentive compensation on the effective date, plus the actual gross cash compensation paid to the executive under the Company’s long-term incentive plan during the twenty-four (24) month period ending on the Effective Date, divided by two (2);

•	a lump sum payment equal to all other earned, but unpaid amounts;
•	a lump sum payment equal to three times the minimum total compensation;
•

full vesting of all outstanding unvested equity awards held by the executive as of the effective date to the extent such awards were not accelerated in full in connection with the Change in Control Event;

•	reimbursement of certain legal fees and expenses associated with enforcing the agreement; and
•

continuation of life insurance, health and accident and disability benefits for the remainder of the initial two-year period or until other full-time employment is accepted, unless participation in the Company’s plans or programs is not practicable, in which case the Company may provide the executive with substantially similar benefits or cash compensation on an after-tax basis sufficient for the executive to purchase such benefits.

In the event of termination of employment within two years after the effective date, the agreement for Mr. Ross generally provides for:

•	a pro rata amount of Mr. Ross’s target annual incentive compensation on the effective date;
•	a lump sum payment equal to all other earned, but unpaid amounts;
•	a lump sum payment equal to three times the sum of Mr. Ross’s annual rate of salary on the effective date plus Mr. Ross’s target annual incentive compensation on the effective date;
•

full vesting of all outstanding unvested equity awards held by the executive as of the effective date to the extent such awards were not accelerated in full in connection with the Change in Control Event;

•	reimbursement of certain legal fees and expenses associated with enforcing the agreement; and
•

an amount equal to the then-current monthly COBRA premium rate for Mr. Ross and his dependents multiplied by the number of months remaining in the 24-month period following the effective date further multiplied by 1.4.

In the event any payments under the termination protection agreements are considered to be “excess parachute payments” under Section 280G of the IRC, either alone or together with other Company payments, the payments will be reduced so that the payments will not be treated as “excess parachute payments.”  However, this payment reduction will only take place if the reduction would provide to the executive a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction.

For purposes of the termination protection agreements, the following definitions apply:

“Cause” is generally defined as:

•

the willful and continued failure by the executive to substantially perform his or her duties and obligations to the Company (other than any such failure resulting from illness, sickness, or physical or mental incapacity) which failure continues after the Company has given notice to the executive; or

•	the willful engaging by the executive in misconduct that is significantly injurious to the Company, monetarily or otherwise.

“Good Reason” is generally defined as:

•

a material diminution in the executive’s authority, duties, or responsibilities, including, for example, assignment to the executive of any duties inconsistent with, or the reduction of powers or functions associated with, his or her positions, duties, responsibilities and status with the Company immediately prior to the transaction or any removal of the executive from or any failure to re-elect the executive to any positions or offices the executive held immediately prior to the transaction, except in connection with the termination of the executive’s employment by the Company for cause or for disability, or a material negative change in the employment relationship, such as the failure to maintain a working environment conducive to the performance of the executive’s duties or the effective exercise of the powers or functions associated with the executive’s position, responsibilities and status with the Company immediately prior to the transaction;

•	any action or inaction that constitutes a material breach by the Company of the agreement (including, among others, the failure to maintain the compensation paid to the executive at certain levels);
•	the Company’s mandatory transfer of the executive to another geographic location, without the executive’s consent, outside of a twenty (20) mile radius from the executive’s current location; or
•	failure by the Company to obtain an assumption of the obligations of the Company to perform the agreement by any successor.

Termination of employment by the executive will not be deemed to be for “Good Reason” unless the executive provides written notice to the Company of the Good Reason conduct or event within 90 days of its occurrence and the Company has a 30-day opportunity after such notice to cure such conduct or event.

“Change in Control Event” is generally defined as any of the events described under “company transaction”  or under “change in control” under the Equity Plans section below.

Equity Plans.  Options granted pursuant to the Company’s 2013 Equity Incentive Plan to our executive officers continue to vest in accordance with the normal vesting schedule in the event of termination due to retirement. For restricted stock units granted pursuant to the Company’s 2013 Equity Incentive Plan prior to the end of fiscal 2017, the Compensation Committee has in its sole discretion the ability to provide that all unvested units become vested upon retirement.  Beginning in fiscal 2017, all new RSUs granted under the Company’s 2013 Equity Incentive Plan to our executive officers will become vested in the event of retirement, but settlement will follow in accordance with the original vesting schedule of the award.  In addition, upon death or disability of our executive officers, all unvested stock options and restricted stock units will automatically fully vest.  Upon the retirement, death or disability of an executive officer, each executive officer is entitled to awards issued in the normal course under the PSP for the full performance period based on actual achievement of the PSP goals so long as the executive officer completes at least one full year of continuous, active employment during the performance period.  If that service period is not met, the executive officer will not be entitled to any award under the PSP upon his or her retirement, death or disability.

In addition, pursuant to the Company’s 2013 Equity Incentive Plan, together with the terms of the termination protection agreements, all options and restricted stock units held by the NEOs do not vest upon certain company transactions if the successor converts, assumes or replaces such awards unless an employee is terminated without cause or resigns with good reason within 24 months following such transaction.  If the outstanding options and restricted stock units held by NEOs are not converted, assumed or replaced by the successor in such transaction, the outstanding awards become fully and immediately vested and exercisable, as applicable.  All options and restricted stock units held by the NEOs that were granted prior to September 2015 become fully and immediately vested and exercisable immediately prior to certain acquisitions of the Company’s outstanding securities and changes in the composition of the Board.  Stock options and restricted stock units granted to NEOs after September 2015 will not vest automatically upon such events.  Performance-based awards under the PSP program earned and outstanding as of the date of a company transaction and for which the payout level has been determined are payable in full in accordance with the original payout schedule.  Awards under the PSP program for which the payout level has not been determined will be prorated at the target payout level up to and including the date of such transaction.

For purposes of the awards granted under the 2013 Equity Incentive Plan prior to September 2015, the following definitions generally apply:

A company transaction is generally defined as the consummation of any of the following:

•	a merger or consolidation of the Company with or into any other company or other entity;
•	a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company’s outstanding voting securities; or

•	a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of at least 50% of the Company’s assets,

and excludes a transaction pursuant to which:

•

the beneficial ownership of the Company or the resulting company remains the same with respect to at least 70% of the voting power of the outstanding voting securities in substantially the same proportions as immediately prior to such transaction;

•

no entity (other than the Company or an affiliate) will beneficially own 30% or more of the outstanding shares of Common Stock of the resulting company or the voting power of the outstanding voting securities; and

•	the Company’s incumbent board will, after the transaction, constitute at least a majority of the board of the company resulting from such transaction.

A change in control is generally defined as the occurrence of any of the following events:

•

an acquisition of beneficial ownership of 30% or more of either (a) the then outstanding shares of Common Stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company, or an acquisition pursuant to certain related party transactions); or

•

a change in the composition of the Board during any two-year period such that the incumbent board members cease to constitute at least a majority (not including directors whose election was approved by at least two-thirds of the incumbent board).

In September 2015, we amended the 2013 Equity Incentive Plan to delete the definition of change of control, as described above, and to change the term “company transaction” to “change in control” such that as amended, change in control has the meaning of company transaction as set forth above.

Annual Incentive Compensation Plan.  Under the terms of the 2017 Annual Incentive Compensation Plan, participants must remain employed by the Company through the entire fiscal year and through the payment date (generally within 60 days following fiscal year-end) to be entitled to receive payment, unless termination is due to retirement, disability or death, in which case the participant will be entitled to a pro-rata amount based on the participant’s period of active employment.  Payments made under the 2017 Annual Incentive Compensation Plan are subject to the Company’s compensation recovery, or “clawback,” policy.

Pension Plans.  Under the terms of the Pension Plan and SERPs (Pre 2005 and 2005+), a participant must earn five years of service to receive a termination benefit.  Disability benefits are available to any active participant who becomes totally and permanently disabled and remains so until normal retirement age.  The disability benefit is calculated assuming the rate of pay at disability continues in effect until normal retirement age, and includes service from the date of disability until normal retirement age.  Normal retirement age is 65, with 5 years of service, and early retirement can occur once a participant’s age plus years of service equal at least 65 years.

Potential Payments Upon Termination of Employment or Change in Control

The estimated potential incremental payments and benefits for the NEOs under each termination scenario are outlined in the following table.  The table does not include amounts payable under the DC SERP and benefits generally available to all employees on a non-discriminatory basis or earned benefits, which are payments and benefits that the NEOs would have already earned during their employment with us whether or not a termination or change in control event had occurred.  Actual amounts payable can only be determined at the time of termination or change in control.

			Termination Scenario (1)
Name	Benefit		Retirement ($)	Death or Disability ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control Termination ($)

Curtis C. Reusser	Severance Payment	(2)	$-	$-	$-	$5,939,362
	Incentive Plan Awards	(3)	686,800	686,800	-	-
	Accelerated Equity	(4)	4,101,825	4,857,658	-	3,829,948
	Continued Equity Vesting	(5)	755,833	-	-	-
	Benefit Continuation	(6)	-	-	-	37,567
	Excess Retirement Benefit	(7)	-	1,705,240	-	-
	Reduction of CIC Benefits	(8)	-	-	-	(1,415,081)

Robert D. George	Severance Payment	(2)	$-	$-	$-	$2,923,591
	Incentive Plan Awards	(3)	263,428	263,428	-	-
	Accelerated Equity	(4)	1,307,175	1,512,667	-	1,179,112
	Continued Equity Vesting	(5)	205,492	-	-	-
	Benefit Continuation	(6)	-	-	-	37,567
	Excess Retirement Benefit	(7)	-	354,300	-	-

Marcia J. Mason	Severance Payment	(2)	$-	$-	$-	$2,195,800
	Incentive Plan Awards	(3)	188,581	188,581	-	-
	Accelerated Equity	(4)	874,455	1,011,980	-	789,610
	Continued Equity Vesting	(5)	137,525	-	-	-
	Benefit Continuation	(6)	-	-	-	16,896
	Reduction of CIC Benefits	(8)	-	-	-	(613,575)

Roger A. Ross	Severance Payment	(2)	$-	$-	$-	$2,146,430
	Incentive Plan Awards	(3)	183,437	183,437	-	-
	Accelerated Equity	(4)	883,470	1,075,044	-	861,689
	Continued Equity Vesting	(5)	191,574	-	-	-
	Benefit Continuation	(6)	-	-	-	37,074
	Excess Retirement Benefit	(7)	-	762,853	-	-

Albert S. Yost	Severance Payment	(2)	$-	$-	$-	$2,461,859
	Incentive Plan Awards	(3)	211,301	211,301	-	-
	Accelerated Equity	(4)	1,108,845	1,261,485	-	1,012,070
	Continued Equity Vesting	(5)	152,640	-	-	-
	Benefit Continuation	(6)	-	-	-	38,052
	Excess Retirement Benefit	(7)	-	580,505	-	-
	Reduction of CIC Benefits	(8)	-	-	-	(376,047)

____________________

(1)

All scenarios assume termination and/or change in control occurred on September 29, 2017, the last day of fiscal 2017.  The closing price of the Company’s Common Stock on that date was $90.15 per share.

(2)

Pro rata payment of Minimum Total Cash Compensation plus 3x Minimum Total Compensation (based on amended Sections 4.1(a) and (c) of Termination Protection Agreement).  Minimum Total Compensation includes one times the executive’s annual rate of salary on the date immediately prior to the date of the change in control event (the “effective date”), plus one times the executive’s target annual incentive compensation on the effective date, plus the actual gross cash compensation paid to the executive under the Company’s long-term incentive plan during the twenty-four month period ending on the effective date, divided by two.  For Mr. Ross, he will receive cash severance of a lump sum payment equal to 3x the sum of Mr. Ross’s annual rate of salary on the effective date plus his target annual incentive compensation on the effective date.

(3)	The amounts represent actual amounts earned under the 2017 Annual Incentive Compensation Plan.

(4)

The amounts in the Retirement column (1) represent the value of the accelerated restricted stock units based on the closing price of the Company’s Common Stock on September 29, 2017, (2) assume that the Compensation Committee exercised its discretion in the case of retirement, where applicable, to provide that all unvested units become vested and (3) assume one full-year of continuous, active employment during the performance period of the PSP. The amounts in the Death or Disability column (1) represent the value of the accelerated stock options and restricted stock units based on the closing price of the Company’s Common Stock on September 29, 2017, and (2) assume one full-year of continuous, active employment during the performance period of the PSP.  The amounts under the Retirement and Death or Disability columns represent the actual amounts for the 2015-2017 performance cycle under the PSP and the target amounts under the 2016-2018 and 2017-2019 performance cycles under the PSP that participants would only be entitled to if termination was due to retirement, death or disability, based on the closing price of the Company’s Common Stock on September 29, 2017.  The terms of the PSP provide that participants are entitled to the actual award for the full performance period in the event of retirement, death or disability after at least one year of continuous employment during a performance cycle, but the amounts in the table reflect the target amounts for the 2016-2018 and 2017-2019 performance cycles because actual awards under these cycles cannot be determined at this time.  The amounts under the Change in Control Termination column represent (1) the difference between the closing price of the Company’s Common Stock on September 29, 2017, and the exercise price of the accelerated options, (2) the value of the accelerated restricted stock units based on the closing price of the Company’s Common Stock on September 29, 2017, and (3) the value of the 2016-2018 and 2017-2019 performance cycles under the PSP program prorated at target up to September 29, 2017, based on the closing price of the Company’s Common Stock on September 29, 2017.  Stock options and restricted stock units, granted prior to September 2015, may accelerate even if the executive’s employment is not terminated.  For purposes of stock options and restricted stock units, this assumes the stock options and restricted stock units are not assumed or substituted for by the successor company in a company transaction.

(5)

Represents the difference between the closing price of the Company’s Common Stock on September 29, 2017, and the exercise price of options that were unvested as of September 29, 2017, but that would have continued to vest after termination of employment due to retirement.

(6)

Represents the cost of continuation of benefits for Messrs. Reusser, George and Yost and Ms. Mason for two years after the transaction, which is the longest period provided for under the termination protection agreements.  These benefits include medical, dental, accident, disability and life insurance. For Mr. Ross, the amount represents COBRA payments for him and his dependents for two years after the transaction, multiplied by a factor of 1.4.

(7)	Represents the value of additional benefits due to termination of employment as a result of disability in excess of what is shown in the Pension Benefits for Fiscal 2017 table in this proxy statement.
(8)

Represents the reduction estimated to be necessary to avoid excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, on payments related to a change in control.  Under the terms of the termination protection agreements, payments are only reduced if the reduction would provide the executive a greater net, after-tax benefit than the executive would receive if the payments were not subject to the reduction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews related-party transactions.  Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s Common Stock, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest, as specified under applicable SEC regulations.  Transactions that are reviewed as related-party transactions by the Company are transactions that involve amounts that would exceed $120,000 and/or are required to be disclosed in the proxy statement under SEC regulations and certain other similar transactions.  Pursuant to the Company’s Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Board of Directors, in the case of directors.  The Company evaluates these reports along with responses to the Company’s annual director and officer questionnaires for any indication of possible related-party transactions.  If a transaction is deemed by the Company to be a related-party transaction, the information regarding the transaction is forwarded to the Audit Committee for review and approval.  Pursuant to the Audit Committee’s charter, it has been delegated the authority to review and approve all related party transactions.  Since the beginning of fiscal year 2017, other than as detailed below, there have been no transactions in excess of $120,000 between the Company and a related person in which the related person had a direct or indirect material interest.

The FPA Agreement

As previously disclosed, on October 18, 2016, the Company entered into the FPA Agreement with FPA, the beneficial owner of approximately 11.3% of the outstanding Common Stock of the Company as of October 19, 2017. According to the terms of the FPA Agreement, the Board appointed Mr. Larsen as a new independent director effective October 18, 2016, and nominated Mr. Larsen for election at the 2017 annual meeting of stockholders where he was elected to the class of directors with terms expiring in 2020. FPA also agreed to certain customary standstill restrictions during the Standstill Period, which is defined as the period from October 18, 2016, until the earlier of (i) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the 2020 annual meeting of stockholders pursuant to the Company’s Bylaws and (ii) the date that is 100 days prior to the first anniversary of the 2019 annual meeting of stockholders. In fiscal 2017, the Company reimbursed FPA $125,000 for certain expenses related to the negotiation and execution of the FPA Agreement.

As discussed in Proposal Two to this proxy statement, according to the terms of the FPA Agreement, FPA requested that the Board take all necessary actions to allow the stockholders of the Company to vote at this 2018 annual meeting of stockholders on a binding proposal to amend the Company’s Restated Certificate of Incorporation to eliminate the Company’s classified Board. If Proposal Two is not approved by the stockholders, FPA has the right to request that a declassification proposal also be submitted to the Company’s stockholders at the 2019 annual meeting of stockholders.

For additional details regarding the terms of the FPA Agreement, including a copy of the FPA Agreement, please see Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 19, 2016.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists of four non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the SEC and the requirements of Section 303A.02 and other applicable sections of the NYSE listing standards and (ii) is financially literate in accordance with the requirements of Section 303A.07 of the NYSE listing standards.  The Audit Committee annually reviews and reassesses its written charter, a copy of which is available on the Company’s website at www.esterline.com under the Corporate Governance tab.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls for financial reporting.  The Audit Committee is responsible for overseeing the Company’s financial reporting processes on behalf of the Board of Directors.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements relating to the fiscal year ended September 29, 2017, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.  The Audit Committee selects and retains the Company’s independent registered public accounting firm, which was Ernst & Young LLP for fiscal 2017.

The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters relating to the audit required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1300.  In addition, the Audit Committee has discussed with the independent registered public accounting firm the accounting firm’s independence from management and the Company and received the written disclosures from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board requiring the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 29, 2017, for filing with the Securities and Exchange Commission.

Respectfully submitted,

SCOTT E. KUECHLE, CHAIRMAN

ANTHONY P, FRANCESCHINI (as of November 13, 2017)

PAUL V. HAACK

MARY L. HOWELL (through November 12, 2017)

NILS E. LARSEN (as of February 9, 2017)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The aggregate fees billed by Ernst & Young LLP, the Company’s independent registered public accounting firm, in fiscal 2017 and 2016 were as follows:

	Fees
	2017	2016

Audit fees (1)	$4,127,993	$4,136,825
Audit-related fees (2)	50,012	52,078
Tax fees (3)	395,999	412,045

____________________

(1)

Includes professional services for the audit of the Company’s annual financial statements and internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, included in the Company’s Annual Reports on Form 10-K, and for reviews of the financial statements included in the Company’s Form 10-Q filings.  Included are services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

(2)

Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including, if applicable, fees related to assistance in financial due diligence related to mergers and acquisitions and consultation regarding generally accepted accounting principles.  These services include employee benefit plan (pension and 401(k)) audits and other assurance services not directly related to the audit of the Company’s consolidated financial statements.

(3)

Includes fees associated with tax compliance, tax advice, and domestic and international tax planning.  This category includes fees relating to tax planning on mergers and acquisitions, restructurings and other services related to tax disclosure and filing requirements.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm.  The Audit Committee may either pre-approve such services without consideration of specific case-by-case services (“general approval”) or pre-approve specific services (“specific pre-approval”).  Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.  In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget.  In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee and ratified by the Committee at the following meeting.  When pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.  The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, for reasons such as familiarity with the Company’s business, people, culture, accounting systems, and risk profile and whether the services enhance the Company’s ability to manage or control risks and improve audit quality.

The Audit Committee has designated the Corporate Controller to monitor the services provided by the independent registered public accounting firm, to determine whether such services are in compliance with the pre-approval policy and to report the results of such monitoring to the Audit Committee on a periodic basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information as of September 29, 2017, about the shares of Common Stock that may be issued upon the exercise of options, warrants and rights under the 2002 Employee Stock Purchase Plan, the 2004 Equity Incentive Plan and the 2013 Equity Incentive Plan, the only equity compensation plans of the Company in effect during the Company’s last fiscal year.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (3) (4)

Equity compensation plans approved by security holders	1,418,916	$76.9920	2,903,516
Equity compensation plans not approved by security holders	-	-	-

	1,418,916	$76.9920	2,903,516

____________________

(1)

Includes 136,770 shares subject to outstanding options under the U.K. ShareSave Scheme, which is a subplan to the 2002 Employee Stock Purchase Plan.  Also includes shares subject to the 2015-2017, 2016-2018 and 2017-2019 performance cycles under the PSP program at target levels.

(2)	Excludes restricted stock units and awards under the PSP program, which have no exercise price.
(3)

Of these shares, 2,453,116 shares are available for issuance under the 2013 Equity Incentive Plan and 450,400 shares are available for purchase under the 2002 Employee Stock Purchase Plan as of the end of the Company’s last completed fiscal year.

(4)

Each of the Company’s non-employee directors receives an automatic grant of shares of Common Stock not subject to any restriction under the 2013 Equity Incentive Plan within 45 days after each annual shareholders meeting with an aggregate market value of $110,000 based on the closing price of the Common Stock on that date.

PROPOSAL TWO:

AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY

THE BOARD OF DIRECTORS

Description of the Proposed Declassification Amendments

We are asking you to approve amendments to the Company’s Restated Certificate of Incorporation to eliminate the classified structure of our Board of Directors (the “Declassification Amendments”).  Currently, our Restated Certificate of Incorporation provides that the Board be divided into three classes with the number of directors in each class being as nearly equal as possible.  Accordingly, approximately one-third of the directors are elected annually, each serving a three-year term.

The proposed Declassification Amendments provide that each director elected at each annual meeting of stockholders, beginning with the 2018 annual meeting of stockholders (the “2018 Annual Meeting”), shall serve a one-year term expiring at the following annual meeting of stockholders and until his or her respective successor is duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.  The proposed Declassification Amendments will not change the terms of the current directors whose terms do not expire at the Annual Meeting.  They (or their successors as a result of a vacancy due to death, resignation, retirement, disqualification or removal) will continue to serve the remainder of the three-year terms for which they were elected; those terms will expire at the annual meeting in 2019 or 2020, as applicable.

Under the Declassification Amendments, if the proposed Declassification Amendments are approved by stockholders, the director candidates nominated for election at the 2018 Annual Meeting would be elected for a one-year term expiring at the 2019 annual meeting of stockholders.  The directors whose terms will expire in 2019, and the directors whose terms will expire in 2020, will hold office until the end of their current terms and thereafter would be eligible for nomination and reelection for one-year terms.  At and after the 2020 annual meeting of stockholders, the Board of Directors would be fully declassified, with each director to be elected annually, serving a one-year term.  In all cases, each director will hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

Consistent with Delaware law for corporations having classified boards, our Restated Certificate of Incorporation currently provides that directors may be removed from office only for cause and only by the affirmative vote of the holders of the majority of shares then entitled to vote at an election of directors.  Delaware law provides that directors of companies that do not have a classified board may be removed with or without cause.  Accordingly, the Declassification Amendments provide that directors may be removed with or without cause by the affirmative vote of the holders of a majority of shares then entitled to vote at an election of directors.

If our stockholders do not approve this proposal, our directors will continue to be elected in three classes with staggered three-year terms and the provisions of our Restated Certificate of Incorporation relating to the removal of directors will not be amended.

Considerations and Reasons for the Proposed Declassification Amendments

In accordance with the terms of the Company’s agreement with First Pacific Advisors, LLC and certain of its affiliates named in the agreement (collectively, “FPA”), dated as of October 18, 2016, (the “FPA Agreement”), FPA has requested that the Board take all necessary actions, subject to the exercise of the Board’s fiduciary duties, to allow the stockholders of the Company to vote at the 2018 Annual Meeting on a binding proposal to amend the Company’s Restated Certificate of Incorporation to eliminate the Company’s classified Board (the “Board Declassification Proposal”).  In determining whether to submit to stockholders a Board Declassification Proposal, the Board considered arguments in favor of and against continuation of a classified board structure and determined that declassification of the Board, through approval of the Declassification Amendments, would be in the best interests of the Company and its stockholders.

In its review, the Board considered the advantages of declassification, including that annually elected boards are perceived by many institutional stockholders as increasing the accountability of directors to stockholders.  The Board also recognized that corporate governance standards have continued to evolve, and noted the growing trend toward annual elections for directors among public companies.  According to the 2017 Board Practices Study published by Institutional Shareholder Services, approximately 65% of S&P 1500 companies and 90% of S&P 500 companies now hold annual elections for all directors.  The Board also considered potential advantages in maintaining the classified Board structure, including that a classified Board structure provides flexibility for increased board continuity and stability, may encourage directors to focus on the long term productivity of a company within industries that have a longer business cycle and offer certain protections against unsolicited takeover attempts.

After considering the advantages and disadvantages, the Board believes that, on balance, the Declassification Amendments are in the best interests of the Company and its stockholders and that a Board Declassification Proposal should be submitted to our stockholders.  The Board has approved the Declassification Amendments, subject to approval by the stockholders, and recommends that the stockholders adopt the Declassification Amendments by voting in favor of this proposal.

Text of the Proposed Declassification Amendments to the Certificate of Incorporation

The general description of the proposed Declassification Amendments set forth above is qualified in its entirety by reference to the complete text of the Declassification Amendments, which is marked to show the proposed changes, attached as Annex A to this proxy statement. If approved by stockholders, the Declassification Amendments will be effective upon the filing of an appropriate certificate with the Secretary of State of the State of Delaware. The Company intends to file with the Secretary of State of the State of Delaware, as promptly as reasonably practicable following the Annual Meeting, an amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) which consolidates and integrates the Declassification Amendments, together with all prior amendments on file with the Secretary of State of the State of Delaware, and deletes any provisions that are no longer applicable.

Conditional Bylaw Amendments

If the Declassification Amendments are adopted by the stockholders, the Board has also conditionally approved amendments to the Company’s Amended and Restated Bylaws (the “Bylaws”) to conform to the changes that would be made to the Restated Certificate of Incorporation by the Declassification Amendments. These amendments to the Bylaws become effective following approval by the stockholders of the Declassification Amendments and upon the effectiveness of the Amended and Restated Certificate of Incorporation following filing with the Secretary of State of the State of Delaware. If stockholders do not approve the Declassification Amendments, the Bylaw amendments to conform to the changes of the Declassification Amendments will not go into effect.

Required Vote and the 2019 Annual Meeting of Stockholders

In accordance with the Restated Certificate of Incorporation, adoption of this proposal requires the affirmative vote of the holders of at least 80% of the outstanding shares of the Company entitled to vote thereon. Under Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted as votes cast and will have the same effect as a vote against the proposal. Under the terms of the FPA Agreement, if this proposal to declassify the Board does not carry at the 2018 Annual Meeting, FPA has the right to request that the Board submit a Board Declassification Proposal to the stockholders at the 2019 annual meeting of stockholders.

The Board of Directors recommends that you vote FOR the approval of the proposal to amend our Restated Certificate of Incorporation to declassify the Board of Directors.

PROPOSAL THREE:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, we are offering our stockholders the opportunity to cast an advisory vote (commonly referred to as the “say on pay” vote) on the Company’s executive compensation program for NEOs.  The Board of Directors has determined to include this proposal in the Company’s proxy materials annually (with the next vote occurring at the Company’s annual meeting of stockholders in 2019) until the next required shareholder advisory vote on the frequency of shareholder advisory votes on the compensation of executives.  Although this advisory vote is nonbinding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future compensation decisions for NEOs.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe our compensation program is based on a pay-for-performance structure, is well-aligned with the long-term interests of our shareholders, and is designed to attract, motivate, and retain executive officers who are critical to our success.  Some of the features of our compensation program that illustrate our philosophy are:

•

A significant portion of an executive’s compensation is at-risk and is subject to the Company’s performance.  In fiscal 2017, the executive compensation package (base salary, short- and long-term incentives at target) included 80% of at-risk compensation for the CEO and an average of 65% of at-risk compensation for the other NEOs.

•

Base salary increases are typically modest and in keeping with market pay data for executives with similar responsibilities and level of experience.  Exceptional increases are limited to promotions or situations where the executive’s job performance is strong and his/her base salary is significantly under the market median.

•	Our stock option awards feature graduated vesting over a four-year period.
•	Our RSU awards generally feature three-year cliff vesting.
•	Our PSP awards have a three-year performance period and are settled in shares to encourage executives to make decisions that align our long-term goals with shareholder interests.
•

Our annual incentive program features financial metrics of EBIT and ROS and strategic objectives to focus management attention on balanced growth and achievement in critical areas to help ensure the Company will be well-positioned for future growth.

•

Stock Ownership Guidelines require executive officers to acquire and hold certain amounts of the Company’s Common Stock, which levels increased effective in fiscal 2016, to further strengthen alignment of management’s interests with those of our shareholders.

•	We have established a clawback policy that covers awards under all of our incentive programs and also includes prohibitions on hedging/pledging activities under our Insider Trading Policy.

Shareholders are encouraged to read the full details of our executive compensation program as described in the Compensation Discussion and Analysis section of this proxy statement, the accompanying compensation tables and related narrative disclosure to properly evaluate our approach to compensating our executives.

For the reasons provided above, we recommend that the shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in the Compensation Discussion and Analysis section of this proxy statement and the accompanying compensation tables and related narrative disclosure in this proxy statement.

The Board of Directors unanimously recommends that you vote FOR this proposal to approve, on an advisory basis, the compensation of the Company's NEOs.

PROPOSAL FOUR:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Ernst & Young LLP was the independent registered public accounting firm that audited the Company’s consolidated financial statements for the fiscal year ended September 29, 2017.  The Audit Committee of the Board of Directors of the Company requests that shareholders ratify its selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm to audit its consolidated financial statements for the fiscal year ending September 28, 2018, at its annual meeting.

Ernst & Young LLP has served as our independent auditor since fiscal 2000. The Audit Committee annually considers whether there should be a rotation of the independent registered public accounting firm.  The Audit Committee believes that retaining Ernst & Young LLP as its independent registered public accounting firm is in the best interests of the Company and its shareholders.

The Company is not obligated by law, its Restated Certificate of Incorporation or Amended and Restated Bylaws to seek ratification of the directors’ selection of its independent registered public accounting firm, but is doing so as a matter of corporate practice.  If the selection of its independent registered public accounting firm is not ratified by shareholders, the Company may continue to use Ernst & Young LLP as its independent registered public accounting firm or, even if shareholders vote in favor of the selection, may select a new firm if, in the opinion of the Audit Committee, such a change would be in the best interests of the Company and its shareholders.

The Company expects that representatives of Ernst & Young LLP will be present at the 2018 annual meeting, will be given the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company’s directors, executive officers and 10% or greater shareholders to file electronically reports of their ownership of Common Stock and of changes in such ownership to the SEC.  SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who did not file a Section 16 report on a timely basis.  Based solely upon a review of such reports furnished to the Company and written representations from the executive officers and directors that no other reports were required, the Company believes that all such reports were filed on a timely basis during fiscal 2017, other than a report on Form 4 with respect to 1,800 stock options and 700 RSUs granted to Mr. Posner in November 2016.  The report was filed late due to administrative error.  A Form 4 reporting the stock option and RSU grants to Mr. Posner was filed on October 25, 2017.

OTHER MATTERS

As of the date of this proxy statement, the only matters which management intends to present at the meeting are those set forth in the notice of meeting and in this proxy statement.  Management knows of no other matters that may come before the meeting.  However, if any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting as proxies.

FORM 10-K AND OTHER CORPORATE GOVERNANCE INFORMATION

The 2017 Annual Report of the Company was provided or otherwise made available to shareholders with this proxy statement.  The Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2017, including the consolidated financial statements and the financial statement schedules, to any shareholder who makes a request.  Contact Esterline Technologies Corporation, Attn: Corporate Communications, 500 108th Avenue NE, Suite 1500, Bellevue, WA  98004 or call (425) 453-9400.  This proxy statement, the 2017 Annual Report and the Annual Report on Form 10-K for the fiscal year ended September 29, 2017, are also available on the Company’s website, www.esterline.com, under the Investor Relations tab.  In addition, shareholders may find information relating to the Company’s corporate governance posted on the Company’s website, www.esterline.com, under the Corporate Governance tab.  Documents located in this section include the charters for the Audit, Compensation, and Nominating & Corporate Governance Committees, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics.

SHAREHOLDER PROPOSALS FOR 2019

In accordance with the Company’s Amended and Restated Bylaws, proposals of shareholders of the Company that are intended to be included in the Company’s proxy statement and presented by such shareholders at the Company’s 2019 annual meeting must be received at the Company’s principal executive office not fewer than 120 days nor more than 150 days prior to the date of the 2019 annual meeting, and must include the information specified in the Company’s Amended and Restated Bylaws.  It is anticipated that the 2019 annual meeting will be held on February 7, 2019, in which case, proposals must be received no earlier than September 10, 2018, and no later than October 10, 2018.  Any shareholder proposals submitted after October 10, 2018, will be considered untimely and/or not properly brought before the 2019 annual meeting.  A copy of the pertinent Bylaw provisions is available on request to the following address: Corporate Secretary, Esterline Technologies Corporation, 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004.

Pursuant to Rule 14a-8 of the Exchange Act, in order for a shareholder’s proposal to be eligible for inclusion in the Company’s proxy statement for the 2019 annual meeting, among other things, the proposal must be received by August 29, 2018, the shareholder must own at least one percent of the outstanding shares of Common Stock or shares of Common Stock with a market value of $2,000 for at least one year prior to submitting the proposal, and the shareholder must continue to own such stock through the date of the 2019 annual meeting.

By order of the Board of Directors

/s/ Amy L. Watson
AMY L. WATSON
Associate General Counsel and Corporate Secretary

December 27, 2017

ANNEX A

PROPOSED AMENDMENTS TO

THE RESTATED CERTIFICATE OF INCORPORATION OF
ESTERLINE TECHNOLOGIES CORPORATION

The following language shows the changes to Article FIFTH of the Restated Certificate of Incorporation that would result from the proposed amendments to declassify our Board of Directors if Proposal Two is approved, with deletions indicated by strikethroughs and additions indicated by underlining:

FIFTH: The number of directors which shall constitute the whole Board of the Corporation shall be specified in the Bylaws of the Corporation as the same may be amended from time to time.

~~The Board shall be divided into three classes: Class I Directors, Class II Directors and Class III Directors. Each such class of directors shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending at the third annual shareholders' meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected as Class I Directors shall serve for a term ending at the annual meeting to be held in the year following the first election of directors by classes, the directors first elected as Class II Directors shall serve for a term ending at the annual meeting to be held in the second year following the first election of directors by classes and the directors first elected as Class III Directors shall serve for a term ending at the annual meeting to be held in the third year following the first election of directors by classes. Notwithstanding the foregoing, each director shall serve until his successor shall have been elected and qualified or until his earlier death, resignation or removal.~~ The directors elected at each annual meeting of the stockholders beginning with the 2018 annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal. Each director elected prior to the 2018 annual meeting of stockholders for a term expiring after the 2018 annual meeting of stockholders shall continue to serve for the remainder of the original term for which each such director was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

~~At each annual election, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. When the Board fills a vacancy resulting from the death, resignation or removal of a director, the director chosen to fill that vacancy shall be of the same class as the director he succeeds~~.

~~Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, upon any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he is a member, until the expiration of his current term or his earlier death, resignation or removal. If there are any increases or decreases in the number of directorships on the Board, the Board shall allocate any such increase or decrease among the three classes so as to make all classes as nearly equal in number as possible, but if all classes are equal in number, such increase or decrease shall be allocated first to that class of directors whose term of office is due to expire at the earliest date following such allocation.~~

Newly created directorships resulting from any increase in the authorized  number of directors and any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence to fill a vacancy on the Board of Directors of the Corporation resulting from the death, resignation, retirement, disqualification or removal of any director in a class elected prior to the 2018 annual meeting of stockholders for a term expiring after the 2018 annual meeting of stockholders shall hold office for the remainder of the full term of the class of directors in which ~~the new directorship was created or in which~~ the vacancy occurred and thereafter until such director's successor shall have been elected and qualified. ~~No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.~~  Any director elected in accordance with the first sentence of this paragraph to (i) fill a newly created directorship resulting from any increase in the authorized number of directors or (ii) fill a vacancy on the Board of Directors of the Corporation resulting from the death, resignation, retirement, disqualification or removal of any director elected at or after the 2018 annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders and shall remain in office until his or her successor shall be elected and qualified or until such director’s death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

~~At any meeting of stockholders called expressly for that purpose, t~~The entire Board of Directors, or any member thereof, may be removed from office at any time, ~~but only for Cause, together with the affirmative vote of the holders of the majority of shares then entitled to vote at an election of such directors. For purposes of this Article FIFTH, "Cause" shall be limited to (i) action by a director involving willful malfeasance having a material adverse effect on the Corporation or (ii) a director being convicted of a felony; provided that any action by a director shall not constitute "Cause" if, in good faith, he believed such action to be in or not opposed to the best interests of the Corporation, or if a director shall be entitled, under applicable law or the Certificate of Incorporation or Bylaws of the Corporation, to be indemnified with respect to such action.~~, with or without cause, by the affirmative vote of the holders of the majority of outstanding shares then entitled to vote at an election of such directors.

Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the outstanding shares of the Corporation then entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article FIFTH.

MMMMMMMMMMMM Esterline Technologies Corporation 000004 MMMMMMMMMMMMMMM IMPORTANT ANNUAL MEETING INFORMATION ENDORSEMENT_LINE______________ SACKPACK C123456789  000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on February 7, 2018. Vote by Internet • Go to www.envisionreports.com/ESL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black inkpen, mark your votes with an Xas shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card 1234   5678   9012    345 qIF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q A Proposals — The Board of Directors recommends a vote FORall the nominees listed and FORProposals 2, 3 and 4 1. Election of Directors: For Against Abstain For Against Abstain 01 - Delores M. Etter 02 - Mary L. Howell For Against Abstain 2. To approve the proposal to amend the Restated Certificate of Incorporation to declassify the Board of Directors. For Against Abstain 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended September 29, 2017. 4. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2018. B Non-Voting Items Change of Address —Please print new address below. Comments— Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Note: please sign as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.Date (mm/dd/yyyy) — Please print date below. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 3571961 02Q3HC

qIF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proxy — Esterline Technologies Corporation This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Curtis C. Reusser, Marcia J. Mason and Amy L. Watson and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Esterline Technologies Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on February 8, 2018, or at any adjournment or postponement thereof. The undersigned directs that this proxy be voted as stated on the reverse side. This proxy when properly executed, will be voted in the manner directed on this proxy card. If no specification is made, a vote FOR all nominees and FOR proposals 2, 3 and 4 will be entered.In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2017 Annual Report to Shareholders are available at: www.envisionreports.com/ESL (Continued and to be marked, dated and signed, on the other side)